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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Reliance Steel & Aluminum Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2014

To the Shareholders of
Reliance Steel & Aluminum Co.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Reliance Steel & Aluminum Co. ("Reliance" or "Company") will be held on Wednesday, May 21, 2014, at 10:00 a.m., California time, at The L.A. Hotel Downtown, 333 S. Figueroa Street, Los Angeles, CA 90071, for the following purposes:

  1.
  To elect nine directors to serve for one year and until their successors have been duly elected and qualified. The nominees for election to the Board are Sarah J. Anderson, John G. Figueroa, Thomas W. Gimbel, David H. Hannah, Douglas M. Hayes, Mark V. Kaminski, Gregg J. Mollins, Andrew G. Sharkey, III, and Leslie A. Waite. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director.

  2.
  To consider a non-binding, advisory vote to approve the compensation of the Company's named executive officers. The Board of Directors recommends that shareholders vote FOR the approval of the compensation of the Company's named executive officers.

  3.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2014. The Board of Directors recommends that shareholders vote FOR the ratification of KPMG LLP as our independent registered public accounting firm.

        This is an invitation to attend the Annual Meeting and to vote on the matters to be considered. All shareholders are invited to attend the Annual Meeting. Only holders of shares of record on the books of Reliance at the close of business on March 28, 2014 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. You may continue to trade in our common stock during the solicitation period.

        To make it easier, you may vote on the Internet or by telephone. The instructions attached to this Notice describe how to use these convenient services. Even if you give your proxy, you have the right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,
William A. Smith II Corporate Secretary
Los Angeles, California April 11, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

        This Notice presents only an overview of the more complete proxy materials that are available to you on the Internet, if you have not received this by mail. We encourage you to access and review all of the important information contained in the proxy materials before voting. A Proxy Statement, an Annual Report to Shareholders, an Annual Report on Form 10-K and a proxy form for voting are available online at www.proxyvote.com by using the 12-digit control number provided to you. If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to provide you a copy. Please request a copy (1) by Internet at www.proxyvote.com; (2) by telephone at 1-800-579-1639; or (3) by email to sendmaterial@proxyvote.com, on or before May 7, 2014 to facilitate timely delivery.

350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
(213) 687-7700

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2014

        We are furnishing this proxy statement because the Board of Directors of Reliance Steel & Aluminum Co. is soliciting proxies for use at its Annual Meeting of Shareholders to be held at The L.A. Hotel Downtown, 333 S. Figueroa Street, Los Angeles, CA 90071, on Wednesday, May 21, 2014 at 10:00 a.m., California time, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

INFORMATION CONCERNING PROXY

        The Board of Directors selected Karla R. Lewis, our Executive Vice President and Chief Financial Officer, and William A. Smith II, our Vice President, General Counsel and Corporate Secretary, to be named as proxyholders to vote the shares of common stock represented by the proxies at the Annual Meeting. Reliance will pay the cost to solicit the proxies. The Board of Directors will solicit proxies by mail, by telephone, and electronically via the Internet. In addition, certain of our officers and agents may solicit proxies by telephone and personal interview (the cost of which will be nominal). We expect that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners and obtain authorizations to execute proxies. We will reimburse the reasonable out-of-pocket expenses they incur to forward the proxy materials. Your bank, broker or financial institution is not able to vote on your behalf for the election of directors or on any compensation issue, unless you provide specific instructions by completing and returning a proxy or voting instruction form or by following instructions provided to you by your bank, broker or financial institution to vote your shares, which often include instructions on how to vote your shares via telephone or the Internet. Voting your shares is important to ensure that you have a say in the governance of our Company.

        We intend only the following matters to be presented at the Annual Meeting:

  1.
  the election of nine directors described in this proxy statement to serve for the ensuing year and until their successors are duly elected and qualified;

  2.
  a non-binding, advisory vote to approve the compensation of the Company's named executive officers; and

  3.
  the ratification of KPMG LLP as our independent registered public accounting firm for 2014.

        Unless you instruct us otherwise on the proxy, each proxy will be voted FOR the election of all of the nominees named herein as directors, FOR the approval of the compensation of the Company's named executive officers, and FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2014.

        We intend to make this Proxy Statement and accompanying material available to each shareholder on the Internet beginning on or about April 11, 2014. An Annual Report, including a letter to the shareholders from the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer, and an Annual Report on Form 10-K also will be available electronically. Some shareholders will receive these materials by mail and other shareholders may request copies of these materials at no cost. The Annual Report and letter are not incorporated in, and are not a part of, this Proxy Statement and do not constitute proxy-soliciting material.

        If you are a holder of record and execute a proxy or submit a proxy via the Internet or telephone, the proxy may be revoked at any time before it is voted (i) by filing with our Corporate Secretary either an instrument revoking the proxy or a proxy bearing a later date, duly executed in either case, (ii) by giving written notice to our Corporate Secretary of the death or incapacity of the shareholder who executed the proxy, or (iii) by voting in person at the meeting. Any written notice should be sent or delivered to the Corporate Secretary at the above address. In addition, prior to the deadline for Internet or telephone voting, you may change your vote using the Internet or telephone method, in which case only your latest Internet or telephone proxy submitted before the deadline will be counted.

        If you hold your shares through a broker, bank, financial institution, or other nominee, you are a beneficial holder, and you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, financial institution or other nominee.

        The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the meeting shall constitute a quorum for the transaction of business. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

INFORMATION CONCERNING RELIANCE'S SECURITIES

        Our only voting securities are shares of common stock, no par value. As of the record date of March 28, 2014, we had a total of 77,666,153 shares issued and outstanding, all of which may be voted at the Annual Meeting. Only holders of shares of record on our books at the close of business on the record date will be entitled to vote at the Annual Meeting.

        In the election of directors, you as a shareholder are entitled under California law and our articles of incorporation to cumulate your votes for candidates whose names have been placed in nomination prior to the voting, if you give notice at the Annual Meeting before the voting of your intention to cumulate votes. Cumulative voting entitles every shareholder who is otherwise entitled to vote at an election of directors to cumulate his or her votes; that is, to give any one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder's shares are normally entitled, or to distribute those cumulated votes on the same principle among as many candidates as a shareholder determines appropriate. If any shareholder gives notice of the intention to cumulate votes, all shareholders may cumulate their votes for candidates. On all matters other than the election of directors, each share has one vote.

        A plurality of the aggregate number of votes represented by the shares present at the Annual Meeting in person or by proxy must vote to elect directors. That means that the nine individuals receiving the largest number of votes cast will be elected as directors, whether or not they receive a majority of the votes cast. The affirmative vote of a majority of votes cast is required to approve, on a non-binding advisory basis, the compensation of the named executive officers. The affirmative vote of a majority of the votes cast is required to ratify the engagement of KPMG LLP as our independent registered public accounting firm.

 PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The term of office for each director elected at the 2014 Annual Meeting will be one year, until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified.

        Upon the recommendation of the Nominating and Governance Committee, the Board of Directors has nominated the following persons, who have agreed to serve as directors, as nominees for election as directors at the 2014 Annual Meeting:

• Sarah J. Anderson	• Mark V. Kaminski
• John G. Figueroa	• Gregg J. Mollins
• Thomas W. Gimbel	• Andrew G. Sharkey, III
• David H. Hannah	• Leslie A. Waite
• Douglas M. Hayes

        A plurality of the aggregate number of votes represented by the shares present at the Annual Meeting in person or by proxy must vote to elect directors. Your broker is not able to vote on your behalf for the election of directors unless you provide specific instructions by completing and returning a proxy or voting instruction form or you follow instructions provided to you by your broker, which often include instructions on how to vote your shares via telephone or the Internet. In voting the proxies for election of directors, the proxyholders have the right to cumulate the votes for directors covered by the proxies (unless otherwise instructed) and may do so if they think that is desirable and announce it at the Annual Meeting in advance of the voting.

        Each of the nominees for the position of director was elected to his or her present term of office by vote of the shareholders at the Annual Meeting of Shareholders held on May 15, 2013. Although we do not expect that any nominee will decline or be unable to serve as a director, if any nominee declines or is unable to serve, the proxies will be voted, at the Annual Meeting or any adjournment thereof, for such other person as the Board of Directors may select or, if no other person is so selected, as the proxyholders may, in their discretion, select; provided that the proxyholders will not vote for more than nine nominees.

        Certain information with respect to each nominee is set forth in "Management" below. Under the leadership of this Board of Directors, excluding dividends, the value of Reliance stock has increased over the five year period ended December 31, 2013 by 280.3% and over the ten year period ended December 31, 2013 by 356.7%.

        The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the election of all named nominees.

 PROPOSAL NO. 2—ADVISORY VOTE ON THE APPROVAL OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking our shareholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement.

        In voting on this proposal, the Board of Directors encourages you to consider the detailed discussion of compensation matters in the Compensation Discussion and Analysis section, or CD&A, beginning on page 14. As discussed in detail in the CD&A, the Company's executive compensation program is a pay-for-performance program designed to align the interests of our executive officers with the interests of our shareholders by tying a substantial majority of our executives' incentive compensation directly to Company performance. Approximately 83% of our CEO's target level total direct compensation (comprised of base salary, annual non-equity incentive plan compensation and equity awards) and approximately 68%, on average, of our other NEOs' target level total direct compensation in 2013, was subject to performance targets.

        Our performance-based compensation consists of our annual cash incentive awards and performance-based equity awards:

  •
  Annual cash awards can be earned only if actual return on beginning shareholders' equity (ROBE) exceeds pre-established targets that are based on our long-term objectives and remain constant from year to year.

  •
  Beginning in 2012, one hundred percent (100%) of our CEO's equity awards and 80% of our other named executive officers' equity awards only vest after a three-year period if the Company has achieved certain levels of return on assets and cumulative levels of operating income.

        We believe that our executive compensation program has been integral to our long track record of success, as exemplified by the metrics discussed in the CD&A including that our shareholders earned a total shareholder return (TSR) for the one, three, five and ten year periods ended December 31, 2013 of more than 24%, 55%, 306%, and 406%, respectively, compared to a TSR for the S&P 500 of 32%, 57%, 128%, and 104%, respectively, for those same periods.

        While we strive for and believe that we have achieved outstanding performance, the executive compensation program targets total direct compensation to approximate the market median for the peer group we use in making compensation decisions, which consists of other companies in our industry or companies having comparable size or complexity.

        None of the Company's officers, including the named executive officers, has an employment agreement, severance agreement, change of control/golden parachute agreement or similar agreement and therefore compensation and benefits are determined annually. The Company's compensation policy provides for NO guaranteed minimum bonuses or salary increases, NO tax gross ups for perquisites, change of control excise taxes or otherwise, NO repricing or replacement of stock options, and includes a clawback policy for cash and equity compensation. See "What We Do" and "What We Don't Do" on page 18 for a list of some of the key compensation practices we have adopted.

        The Board of Directors recommends that shareholders vote FOR the following resolution:

          "RESOLVED, that the shareholders of Reliance Steel & Aluminum Co. approve, on an advisory basis, the compensation paid to Reliance Steel & Aluminum Co.'s named executive officers, as disclosed in the 2014 Proxy Statement pursuant to the Securities and Exchange Commission's compensation disclosure rules, including the CD&A, the Summary Compensation Tables and other compensation tables and the accompanying footnotes and narratives and any related material."

        Because your vote is advisory, it will not be binding upon the Board. However, the Board values our shareholders' opinions and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The affirmative vote of a majority of votes cast is required to approve this proposal. Your bank, broker or financial institution is not able to vote on your behalf to support the Company's executive compensation unless you provide specific instructions by completing and returning a proxy or voting instruction form or you follow instructions provided to you by your broker, which often include instructions on how to vote your shares via telephone or the Internet.

        The Board of Directors recommends a vote FOR the advisory vote on compensation of the Company's named executive officers. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the above resolution approving the compensation of our named executive officers.

 PROPOSAL NO. 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

        The Audit Committee selected, and the Board of Directors ratified, KPMG LLP to serve as the independent registered public accounting firm for the Company for 2014. We paid our independent registered public accounting firm the amounts set forth in the tables below for services provided in the last two years. Audit fees are the aggregate fees for services of the independent registered public accounting firm for audits of our annual financial statements, and the independent registered public accounting firm's audit of our internal control over financial reporting, including testing and compliance with Section 404 of the Sarbanes-Oxley Act, and review of our quarterly financial statements included in our Forms 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years, such as any filings related to acquisitions or our publicly traded debt securities. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements and statutory audits required by non-U.S. jurisdictions. Audit-related fees are those fees for services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and not included as audit fees.

Audit Fees

2013	$3,031,000
2012	$2,511,000

 Audit-Related Fees

2013	$0
2012	$0

 Tax Fees

2013	$71,000
2012	$64,000

 All Other Fees

2013	$0
2012	$0

        The Audit Committee approved all of these fees in advance. The Audit Committee has adopted a Pre-Approval Policy that requires that the Audit Committee approve in advance the engagement letter and all audit fees set forth in such letter for the independent registered public accounting firm. In addition, the Audit Committee will review proposed audit, audit-related, tax and other services that management desires the independent registered public accounting firm to perform to ensure that such services and the proposed fees related to the services will not impair the independent registered public accounting firm's independence and that such services and fees are consistent with the rules established by the Securities and Exchange Commission. Each quarter the Chief Financial Officer of the Company reports to the Audit Committee what services have been performed and what fees incurred. The Audit Committee has delegated to the Chair of the Audit Committee the authority to add to, amend or modify the list of services to be provided or the amount of fees to be paid; provided that the Chair will report any action taken to the Audit Committee at its next scheduled meeting and provided further that the fees involved are reasonably expected to be less than $100,000.

        The Audit Committee selected KPMG LLP as the independent registered public accountant for Reliance for the year ending December 31, 2014. KPMG LLP has served as the Company's independent registered public accounting firm since 2008. The Board of Directors ratified this selection. At the Annual Meeting, shareholders will be asked to ratify and approve this selection. We are not required to have the shareholders ratify the selection of KPMG LLP as our independent registered public accounting firm. Nevertheless we are doing so because we believe it is a good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP, but may still retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

        A representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The affirmative vote of a majority of votes cast is required to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2014.

        The Board of Directors recommends that shareholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2014. Unless otherwise indicated on your proxy, the proxyholders will vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2014.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position with Reliance
David H. Hannah	62	Chairman and Chief Executive Officer
Gregg J. Mollins	59	President; Chief Operating Officer; Director
Karla R. Lewis	48	Executive Vice President; Chief Financial Officer
James D. Hoffman	55	Senior Vice President, Operations
Stephen P. Koch	47	Senior Vice President, Operations
William K. Sales, Jr.	56	Senior Vice President, Operations
Sarah J. Anderson(1)(2)(3)	63	Director
John G. Figueroa(2)(3)	51	Director
Thomas W. Gimbel(3)	62	Director
Douglas M. Hayes(1)(2)(4)	70	Director
Mark V. Kaminski(1)(2)(3)	58	Director
Andrew G. Sharkey, III(1)(2)(3)	67	Director
Leslie A. Waite(1)(2)	68	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating and Governance Committee.

(4)
Independent Lead Director for non-management and independent director meetings.

  Directors

        Sarah J. Anderson was appointed a director of Reliance in July 2012. Ms. Anderson retired from Ernst & Young LLP in June 2008 after more than 24 years with the firm, including as an assurance and advisory services partner from 1987 to 2008. Ms. Anderson is a certified public accountant and is a member of the AICPA and the California Society of CPAs. Ms. Anderson was appointed by the Governor to the California Board of Accountancy for two four year terms ending in 2014 and has served as the chair of the board. Ms. Anderson serves on the board of American States Water Company, a NYSE-listed public-company, which has three principal business units: water and electric service utility operations and contracted services for which Ms. Anderson serves as the chair of the audit committee, and served on the board and as audit committee chair of Kaiser Ventures LLC, which is the reorganized successor to Kaiser Steel Corporation that filed for bankruptcy protection in 1987, until May 2013 when the company's assets were transferred to a liquidating trust. Ms. Anderson serves on the audit committee of the Orange County Community Foundation and as a director of Pacific Symphony, a non-profit 501(c)(3) organization for which she served four years as chairman of the board. Ms. Anderson serves as Chair of our Audit Committee and a member of our Compensation Committee and our Nominating and Governance Committee. The Board of Directors has determined that Ms. Anderson is an independent director and that she qualifies as an audit committee financial expert.

        Ms. Anderson brings extensive financial and accounting expertise and audit committee experience to our Board of Directors and Audit Committee. Ms. Anderson offers a high-level perspective of the Company's financial statements and her experience enables her to communicate well with both our internal and external auditors. She keeps abreast of current accounting and financial topics and is able to ask appropriate questions of management and auditors alike. Ms. Anderson has an understanding of tax, audit procedures, financial reporting requirements and risk identification and assessment issues and has knowledge of practices at other public companies in other industries through her work as an auditor and board member of two other public companies.

        John G. Figueroa was appointed a director of Reliance in October 2010. Mr. Figueroa has served as chairman of the board of directors of Apria Healthcare Group Inc., one of the nation's leading home healthcare companies, since November 2012 and also served as the company's chief executive officer from November 2012 until January 2014. From January 2011 until June 2012, Mr. Figueroa served as the chief executive officer of Omnicare, Inc., which is a public company that is a leading provider of pharmaceuticals to seniors, and he also served on its board of directors. From 2006 to December 2010, Mr. Figueroa served as president of the U.S. Pharmaceutical Group of McKesson Corporation, the largest pharmaceuticals distributor in North America. Mr. Figueroa served in other senior management positions with McKesson Corporation from 1997 to 2006. Mr. Figueroa has served as an officer in the United States Army. Mr. Figueroa serves as a member of our Nominating and Governance Committee and our Compensation Committee. The Board of Directors has determined that Mr. Figueroa is an independent director.

        Mr. Figueroa has developed an expertise in distribution and supply chain management and operations. In August 2010, when he was president of the U.S. Pharmaceutical Group of McKesson, Mr. Figueroa was named the Supply Chain Executive of the Decade by the Global Supply Chain Leaders Group for making significant contributions to the advancement of supply chain management and maintaining sustainable, responsible business practices in global operations. Mr. Figueroa's expertise allows him to assist management in increasing efficiency in and marketing for our distribution operations. Mr. Figueroa's experience in the healthcare industry and mergers and acquisitions provides a different perspective and increased diversity on the Board.

        Thomas W. Gimbel was appointed a director of Reliance in January 1999. Mr. Gimbel has been retired since 2006, except that until recently he served as Trustee of the Florence Neilan Trust, which for many years was one of Reliance's largest shareholders. Between 1984 and 2006, Mr. Gimbel was the president of Advanced Systems Group, an independent computer consulting firm servicing database requirements for diverse businesses of various sizes. From 1975 to 1984, Mr. Gimbel was employed by Dun & Bradstreet. Mr. Gimbel serves as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Gimbel is an independent director.

        Mr. Gimbel is the great nephew of the Company's founder and the son of the Company's former Chairman and Chief Executive Officer, Bill Gimbel. As one of our largest individual shareholders, Mr. Gimbel provides the Board with a shareholder perspective. Mr. Gimbel also knows and understands the history and culture of the Company as it has grown from a privately-held company to a Fortune 500 company. Mr. Gimbel, who has never been an employee of the Company, respects the proven management strategy of our Company and seeks to protect its core values as the Company grows. Mr. Gimbel's background in information technology also allows him to offer the Board and management guidance regarding the Company's ERP and technology systems.

        David H. Hannah was appointed a director of Reliance in 1992 and became the Chairman of the Board of Reliance in October 2007 and the Chief Executive Officer of Reliance in January 1999. Mr. Hannah served as President of Reliance from November 1995 to January 2002. Prior to that, he was Executive Vice President and Chief Financial Officer from 1992 to 1995, Vice President and Chief Financial Officer from 1990 to 1992 and Vice President and Division Manager of the Los Angeles Reliance Steel Company division of Reliance from 1989 to 1990. Mr. Hannah has served as an officer of the Company since 1981. For eight years before joining Reliance in 1981, Mr. Hannah, a certified public accountant (inactive), was employed in various professional staff positions by Ernst & Whinney (a predecessor to Ernst & Young LLP, which was our independent registered public accounting firm through 2007).

        As Chairman of the Board and Chief Executive Officer of the Company, Mr. Hannah provides an overall balance and perspective of the Company while developing a strategic vision and developing and implementing a merger and acquisition strategy that has resulted in 56 acquisitions since our initial public offering in September 1994, which have enabled the Company to grow substantially. Mr. Hannah's financial background and business management experience enable him to assess and value possible target companies. Mr. Hannah serves as chairman of the board of directors of the Metals Service Center Institute. Mr. Hannah is well respected within the metals service center industry, by investors and by financial institutions and credit rating agencies. He has proven his ability to raise capital for the Company in both debt and equity offerings and leads our management team.

        Douglas M. Hayes was appointed a director of Reliance in September 1997. Mr. Hayes retired from Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), where he was managing director of Investment Banking from 1986 to February 1997. DLJ was an underwriter in our 1997 public equity offering and was also the underwriter in our initial public offering in 1994. Thereafter he established his own investment firm, Hayes Capital Corporation, located in Los Angeles, California, and serves as its President. Mr. Hayes is also a director of Circor International, Inc., a NYSE-listed public company, for which he serves as chairman of the compensation committee and a member of the nominating and governance committee, and is a director of Thermark Holdings, Inc. and Cyber-Rain, Inc., both privately-held companies. Mr. Hayes serves as our Lead Director and as a member of our Audit Committee and our Compensation Committee. The Board of Directors has determined that Mr. Hayes is an independent director.

        Mr. Hayes' investment banking background, including his service to Reliance, enables him to assist the Board and the Company through his combined knowledge of our Company, the capital markets and financing strategies. Mr. Hayes is able to communicate well with analysts and investors and, by virtue of his membership on other boards of directors and his investment banking experience, provides insight into how other public companies operate and into various end market industries for the Company. He is also able to assist the management team in structuring mergers and acquisitions, particularly public company targets and those involving stock as consideration. Because Mr. Hayes has had a long standing relationship with Reliance and has served on the Board of Directors for a significant period of time, he has a unique understanding and appreciation of the culture of our Company and our business strategies.

        Mark V. Kaminski was appointed a director of Reliance in November 2004. Mr. Kaminski was chief executive officer and a director of Commonwealth Industries Inc. (now Aleris International, Inc.), a manufacturer of aluminum products, from 1991 to June 2004, when he retired. Mr. Kaminski had served in other capacities with Commonwealth Industries Inc. since 1987. Mr. Kaminski also serves as a director, executive chairman and a member of the audit and compensation committees of Graniterock, a privately-held company that provides products to the construction industry, and during 2012 served as acting chief executive officer of Graniterock. Mr. Kaminski serves as the Chair of our Compensation Committee and a member of our Audit Committee and our Nominating and Governance Committee. The Board of Directors has determined that Mr. Kaminski is an independent director.

        As president and chief executive officer of Commonwealth Industries Inc., Mr. Kaminski grew sales from $240 million to $2.5 billion, and, accordingly, he offers helpful suggestions and perspective in the management of the Company and its growth. During his 33-year career in the metals and mining industry and as the former chief executive officer of an aluminum producer, he has developed strong contacts with aluminum suppliers and peer companies that are aluminum distributors. Because of his manufacturing background, Mr. Kaminski is also able to provide guidance on improving and maintaining the Company's excellent operational efficiency and safety performance.

        Gregg J. Mollins was appointed a director of Reliance in September 1997 and became President of Reliance in January 2002. Mr. Mollins has served as Chief Operating Officer since May 1994. Mr. Mollins was Executive Vice President from November 1995 to January 2002, was Vice President and Chief Operating Officer from 1994 to 1995 and was Vice President from 1992 to 1994. Prior to that time he had been with Reliance for six years as Division Manager of the former Santa Clara division. For ten years before joining Reliance in 1986, Mr. Mollins was employed by certain of our competitors in various sales and sales management positions.

        Mr. Mollins has spent his entire career in the metals service center industry and has been exposed to every operational area of the business. As our President and Chief Operating Officer, he balances Mr. Hannah well with his extensive operational expertise and has developed extensive contacts in the metals service center industry and with mills and other suppliers at different levels and in different areas than Mr. Hannah's contacts. Mr. Mollins evaluates potential acquisitions and opportunities to expand existing operations from an operational perspective and has the skills and experience necessary to supervise the day-to-day operations of the Company. Mr. Mollins is active and focused on the integration of new acquisitions into the Company's culture, emphasizing the importance of the Company's key performance factors and operational strategies.

        Andrew G. Sharkey, III was appointed a director of Reliance in July 2007. Mr. Sharkey served as president and chief executive officer of the American Iron and Steel Institute from 1993 until his retirement effective October 2008. From 1978 to 1993, Mr. Sharkey was president, executive vice president and director of education for the Steel Service Center Institute (currently the Metal Service Center Institute), which represents the metal service center industry as well as steel suppliers and mills. Mr. Sharkey serves as the Chair of our Nominating and Governance Committee and a member of our Compensation Committee and our Audit Committee. From February 2009 through December 2013, Mr. Sharkey also served as a director and a member of the compensation committee and the governance and nominating committee of General Moly, Inc., a public company with securities listed on the NYSE MKT. The Board of Directors has determined that Mr. Sharkey is an independent director.

        Mr. Sharkey has a strong knowledge of the metals industry and, as the former president of the Steel Service Center Institute and as the former president and chief executive officer of the American Iron and Steel Institute, has gained extensive knowledge of steel suppliers and our peer companies or potential acquisition targets that operate in the steel distribution industry, as well as familiarity with the personalities of the management teams and owners of these companies. Mr. Sharkey understands the factors that impact pricing and demand and those market factors that impact the mills and how the mills' response will impact metals service centers. Mr. Sharkey, because of his experience in Washington, D.C., has gained a perspective of the global market and has developed ties in Washington that offer insight into steel trade issues.

        Leslie A. Waite was appointed a director of Reliance in 1977. Mr. Waite is an investment advisor and partner of Lombardia Capital Partners LLC (formerly Valenzuela Capital Partners LLC). From April 2003 to January 2012, Mr. Waite was managing director and the senior portfolio manager of Lombardia Capital Partners LLC. Until December 2002, he had been the president and chief portfolio manager of Waite & Associates since its formation in 1977. Mr. Waite serves as a member of our Audit Committee and our Compensation Committee. The Board of Directors has determined that Mr. Waite is an independent director.

        Mr. Waite provides continuity and stability on the Board because of his knowledge of the culture, operations and performance of the Company from the time that it was privately-held to present. Mr. Waite's experience as a money manager and an investment advisor affords him a valuable investment industry perspective on what impacts the Company's stock price, and what investors expect and react to, and is able to provide a perspective from the investment industry. Mr. Waite has provided the Company assistance in structuring certain employee benefit plans and asset allocation within those plans and is attuned to investment opportunities from the perspective of an experienced investor. Mr. Waite has experienced firsthand the values that drive our Company and have enabled us to outperform our peers over a long period of time.

  Executive Officers

        In addition to Messrs. Hannah and Mollins, the following are executive officers of Reliance:

        Karla R. Lewis became Executive Vice President of Reliance in January 2002 and was appointed Assistant Corporate Secretary in 2007. Mrs. Lewis continues as our Chief Financial Officer, having served as Senior Vice President and Chief Financial Officer of Reliance since February 2000. Mrs. Lewis served as Vice President and Chief Financial Officer of Reliance from 1999 to 2000 and was Vice President and Controller from 1995 to 1999. Mrs. Lewis served as Corporate Controller from 1992 to 1995. For four years prior to joining Reliance, Mrs. Lewis, a certified public accountant (inactive), was employed by Ernst & Young (our independent registered public accounting firm through 2007) in various professional staff positions.

        James D. Hoffman became Senior Vice President, Operations in October 2008. Prior to his appointment, he served as executive vice president and chief operating officer of our subsidiary, Earle M. Jorgensen Company, from April 2006 to September 2008. Mr. Hoffman was appointed executive vice president of Earle M. Jorgensen Company in 2006, having been a vice president of Earle M. Jorgensen Company since 1996.

        Stephen P. Koch became Senior Vice President, Operations of Reliance in April 2010. From July 2007 until he joined Reliance, Mr. Koch had been president of Chapel Steel Corp., a subsidiary of Reliance. Prior to that he held the positions of executive vice president of Chapel Steel Corp. from 2005 to June 2007, and vice president of Chapel Steel Corp. from 1995 to 2005 and had previously served as sales manager of Chapel Steel Corp.

        William K. Sales, Jr.    became Senior Vice President, Operations in February 2002, having joined Reliance as Vice President, Non-Ferrous Operations in September 1997. From 1981 to 1997, Mr. Sales served in various sales and management positions with Kaiser Aluminum & Chemical Corp. (now Kaiser Aluminum Corporation), a producer of aluminum products and a supplier of Reliance.

  Significant Corporate Officers

        In addition, the following Reliance officers are expected to make significant contributions to our operations:

        Susan C. Borchers, 53, became the Chief Information Officer of Reliance in March 2012. Mrs. Borchers was the director of information technology at Precision Strip, Inc., a wholly-owned subsidiary of the Company from December 1997 to February 2012.

        Brenda Miyamoto, 41, became Vice President, Corporate Initiatives in August 2012, having been promoted from Vice President and Corporate Controller, a position which she had held since May 2007. Prior to that time, Ms. Miyamoto served as Corporate Controller since January 2004 and Group Controller from December 2001 to January 2004. For six years prior to joining Reliance, Ms. Miyamoto, a certified public accountant, was employed by Ernst & Young LLP (our independent registered public accounting firm through 2007) in various professional staff and manager positions.

        Donna Newton, 60, became Vice President, Benefits in May 2011, having served as Vice President, Human Resources from January 2002. Ms. Newton joined Reliance as Director of Employee Benefits and Human Resources in February 1999. Prior to that time, she was director of sales and service for the Los Angeles office of Aetna U.S. Healthcare and also held various management positions at Aetna over a 20-year period.

        Donald J. Prebola, 59, became Vice President, Human Resources in August 2011. Prior to his appointment, Mr. Prebola served as Senior Vice President, Operations of our subsidiary, Infra-Metals Co., from 2008 to July 2011. Prior to that he had served as Co-General Manager of Infra-Metals Co. from 1990.

        John Shatkus, 53, became the Vice President, Internal Audit of Reliance in August 2012, having been promoted from Director, Internal Audit, a position which he had held since May 2005. Prior to joining Reliance, Mr. Shatkus was Audit Manager at Sempra Energy and held various management positions at Sempra Energy over a 20-year period, including Regulatory Affairs Manager and Accounting Manager.

        William A. Smith II, 46, became Vice President, General Counsel and Corporate Secretary of Reliance in May 2013. Prior to his appointment, from August 2009 to May 2013, Mr. Smith served as Senior Vice President, Chief Legal Officer and Secretary of Metals USA Holdings Corp., a publicly traded metals service center business acquired by Reliance in April 2013. From June 2005 to August 2008, Mr. Smith served as Senior Vice President, General Counsel and Secretary at Cross Match Technologies, Inc. and also as Director of Corporate Development from September 2006 to August 2008. Prior to that, he was a partner in the Corporate and Securities Practice Group of the international law firm DLA Piper, where he practiced corporate law, including mergers and acquisitions.

        Sheldon U. Tenenbaum, 68, became Senior Vice President, Supplier Development in May 2009. Mr. Tenenbaum served as Vice President of Chatham Steel Corporation from 1998 when Reliance acquired Chatham until 1999 when he became Director of Supplier Relations for Reliance. Mr. Tenenbaum has over 40 years of metals service center industry experience.

        Silva Yeghyayan, 46, became the Vice President, Tax of Reliance in August 2012, having been promoted from Director, Tax, a position which she had held since October 2005. Prior to joining Reliance, Ms. Yeghyayan, a certified public accountant, was a tax consultant from April 2004 until she joined Reliance, and she was Senior Tax Manager at Grant Thornton LLP from 2000 to 2004 and, from 1989 to 2000, held various professional staff and manager positions at Arthur Andersen LLP.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis describes our executive compensation philosophy and program and how it applies to our executive officers, including our named executive officers identified below (whom we sometimes refer to collectively as our "NEOs").

Named Executive Officer	Title
David H. Hannah	Chairman and Chief Executive Officer
Gregg J. Mollins	President and Chief Operating Officer
Karla R. Lewis	Executive Vice President and Chief Financial Officer
James D. Hoffman	Senior Vice President, Operations
Stephen P. Koch	Senior Vice President, Operations
William K. Sales, Jr.	Senior Vice President, Operations

Executive Summary

        We manage our business with the long-term objective of creating and maximizing value for our shareholders. Our pay-for-performance philosophy is aligned with and supports this objective. By linking a substantial majority of our executive compensation to Company performance, our executive compensation program is designed to drive our financial and operating performance and deliver superior shareholder returns. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program. The Compensation Committee maintains a disciplined approach to pay-for-performance by determining performance targets that are based on market and economic trends and the Company's historical performance and long-term objectives and reward our executives for creating value for our shareholders. Using historically derived performance targets that remain consistent from year to year avoids annual target recalibrations based on short term performance that could skew the performance targets and render them either too easy or difficult to achieve. See discussion of the determination of our performance targets based on our long-term objectives beginning on page 16.

        We believe that our executive compensation program has been integral to our long track record of success, as exemplified by the following:

        Our shareholders earned a total shareholder return (TSR) for the one, three, five and ten year periods ended December 31, 2013 of more than 24%, 55%, 306%, and 406%, respectively. TSR includes the reinvestment of dividends and is calculated on a compounded annual growth rate basis.

        The compound annual growth rates of our common stock, excluding dividends and measured by the value at December 31, 2013 for five years, ten years, and the nineteen years since our initial public offering in 1994, are 5.7%, 19.8%, and 17.8%, respectively.

        We have paid regular dividends for 54 consecutive years, including consecutive quarterly dividends since December 13, 1994. We have increased our dividend 21 times since our initial public offering in 1994, including our first quarter 2014 dividend and two increases in 2013. Our cash dividends per share paid in 2013 were up 57.5% from 2012.

        The following chart shows the TSR earned by our shareholders compared to the S&P 500 and the Company's identified peer group which we use when making executive compensation decisions for the five-year period ended December 31, 2013. Our peer group is listed on page 25.

 Comparison of 5 Year Cumulative Total Return*
Among Reliance Steel & Aluminum Co., the S&P 500 Index, and Our Peer Group

*
$100 invested on 12/31/08 in stock or index, including reinvestment of dividends. Fiscal year ended December 31.

	Total Shareholder Return # of Years Ended December 31, 2013
	1	3	5	10
Reliance Steel & Aluminum Co.	24%	55%	306%	406%
S&P 500	32%	57%	128%	104%
Peer Group	39%	37%	158%	150%

Pay-for-Performance Philosophy

        Our executive compensation program is designed to reward executive officers for strong financial and operating performance, to attract and retain key executive talent and to align compensation with the long-term interests of our shareholders. The Compensation Committee believes that executive compensation should be closely tied to the Company's performance and aligned with the long-term interests of our shareholders. The Compensation Committee evaluates performance by reviewing:

  •
  our operating and financial results, including performance against our peer group; and

  •
  economic return to shareholders over time, both on an absolute basis and relative to other companies, including the S&P 500 and our peer group.

In furtherance of our pay-for-performance philosophy, the Compensation Committee designed our executive compensation program to link a substantial majority of our executives' total compensation directly to Company performance. Approximately 83% of our CEO's target level total direct compensation (comprised of base salary, annual non-equity incentive plan compensation and equity awards) and approximately 68%, on average, of our other NEOs' target level total direct compensation in 2013, was subject to performance targets. See page 23 for further discussion of our allocation of the elements of executive pay.

2013 Financial and Operating Results

        Despite a challenging operating environment in 2013, we achieved strong financial and operating results. Our teams in the field did an excellent job servicing their customers, allowing us to maintain our gross profit margins at 26%. In April 2013, we completed our $1.25 billion acquisition of Metals USA, our largest acquisition to-date, and generated strong cash flow to end the year with a healthy balance sheet and ample liquidity to continue our growth. Our sales increased 9.3% from 2012 mainly due to our acquisition of Metals USA, and our tons sold increased 21.4%. Unfortunately, metals pricing was 10% lower in 2013 which had a significant impact on our profitability, resulting in lower net income in 2013 than 2012 despite the meaningful contributions from Metals USA. We also continued to effectively manage our working capital as evidenced by an increase in cash flow from operations. The following table highlights our financial and operating results in 2012 and 2013:

	2013	2012
Sales	$9.22 billion	$8.44 billion
Operating income	$551.9 million	$659.2 million
Net income	$321.6 million	$403.5 million
Cash flow from operations	$633.3 million	$601.9 million
Adjusted earnings per diluted share	$4.40	$5.35
Closing market price of stock at December 31	$75.84	$62.10
Return on beginning shareholders' equity	10.0%	13.0%
Return on assets	8.4%	11.5%
Dividends paid per share	$1.26	$0.80

        We used our strong cash generation in 2013 to continue to return value to our shareholders. We paid our shareholders regular quarterly dividends totaling $96.9 million in 2013. Our first quarter 2014 dividend of $27.1 million paid on March 21, 2014 marks our 78th consecutive regular quarterly dividend since our initial public offering in 1994. Over the past five years, we have paid more than $272.0 million in cash to shareholders through dividends.

Relationship Between Pay and Performance

        A substantial majority of our executive compensation is tied to our performance through annual cash incentive awards and long-term equity incentive awards. Because 2013 net income was down 20.3% compared to 2012, awards under our annual cash incentive plan were 30% lower compared to the prior year. Vesting of 2012 and 2013 performance-based awards under our long-term equity incentive plan, which is determined over a three year period, is tracking between threshold and target. Both these elements demonstrate the effective relationship between pay and performance which is a fundamental principle of our executive compensation philosophy and a primary objective of our executive compensation plan.

        Annual Cash Incentive Awards.    As in prior years, our NEOs participated in our annual cash incentive plan which pays out only if the Company achieves certain levels of return on beginning equity, or ROBE. ROBE is calculated by dividing net income for the calendar year (as may be adjusted for significant, unusual or non-recurring events) by total shareholders' equity at December 31 of the previous year. ROBE was selected as the performance measure in the annual cash incentive plan because it represents the return on our shareholders' investments in the Company, emphasizes profitability, and measures how efficiently management uses capital. For 2013, each NEO had a target incentive award of 150% of base salary, which would be earned if the Company achieved ROBE of 13%. However, no NEO would receive a payout under the plan if ROBE was less than 6%. The maximum payout under the plan of 300% would be triggered if ROBE equals or exceeds 25%.

        ROBE in 2013 was 10.0%, compared to 13.0% ROBE in 2012. This achievement resulted in each NEO receiving a payment under the annual cash incentive plan equal to 102% of his or her base salary, which is above the threshold but below the target.

        The Compensation Committee maintains a disciplined and consistent approach to pay-for-performance and selects the ROBE target based on the Company's historical performance and long-term objectives. See pages 27-28 for a discussion of the long-term objectives and historical averages used in selecting the target. The Compensation Committee does not change the ROBE performance target every year, but rather sets the ROBE performance target to align with our historical performance, long-term growth targets and the return the Company expects to provide shareholders for their investment in our business. In other words, our ROBE target is both reasonably demanding and consistent. It has not been adjusted from year to year to reflect changing market conditions which might make it harder or easier for our executives to achieve performance objectives. While this could result in several consecutive years of above target payouts, it may also result in several consecutive years of below target payouts. On balance, we would expect average payouts under the plan to approximate target levels over the course of a full business cycle. The following table illustrates the threshold, target and maximum performance levels under our annual cash incentive plan, compared with the actual ROBE achieved by the Company and how that has translated into actual pay-for-performance in each of the last five years, which represents a partial business cycle.

					Awards
	ROBE
						Actual Payout
Year	Minimum	Target	Maximum	Actual	Target
					(as a percentage of base salary)
2013	6%	13%	25%	10.0%	150%	102%
2012	6%	13%	25%	13.0%	150%	150%
2011	6%	13%	25%	12.5%	150%	142%
2010	6%	13%	25%	7.5%	100%	61	%(1)
2009	6%	12%	25%	6.0%	100%	14%

(1)
Includes an additional discretionary bonus of 36% of the NEO's base salary that was recommended by the Compensation Committee and approved by the independent directors because of the disparity in total compensation for 2010 despite the improved performance of the Company in that year, so that the total cash compensation received by the NEOs was comparable to that received by comparable officers in the 2010 Peer Group.

        Long-Term Equity Incentive Awards.    In 2013, we continued our practice of providing our CEO long-term equity awards that are 100% performance-based. For NEOs other than the CEO, 80% of their long-term equity awards were performance-based awards and 20% were time-vested awards. The allocation of performance-based and time-vested awards to the NEOs other than the CEO was designed to balance performance and retention objectives. Performance-based awards vest when the Company achieves a return on assets performance target and an operating income cumulative growth target over the three-year performance period, balancing the ROBE focus of our annual cash incentive plan. See page 27 for a description of the performance targets.

        Because 2012 was the first year we introduced performance-based equity awards with a three-year performance period, there was no payment or vesting in 2013 under any previously granted performance-based equity awards.

Key Executive Compensation Practices

What We Do:
✓	Strong pay-for-performance with approximately 83% of our CEO's and 68% of our other NEOs' target level total direct compensation tied to performance metrics (see discussion beginning on page 16).
✓	Target total direct compensation for our CEO to approximate the market median for our peer group when targeted performance levels are achieved (see page 26).
✓	Target total direct compensation for our other NEOs to approximate the market median for our peer group when targeted performance levels are achieved (see page 26).
✓	Clawback policy for cash and equity compensation (see page 33).
✓	Stock ownership and retention requirements applicable to all executive officers, including our NEOs (see page 32).
✓	Stock ownership requirements applicable to our directors (see page 53).
✓	Double trigger provisions for accelerated vesting of restricted stock units upon a change in control (see page 33).
✓	Since 2012, 100% of our CEO's equity awards, and 80% of our other NEOs' equity awards, are tied to three-year performance targets (see page 30).
✓	Broad and deep distribution of equity awards throughout management (see page 30).
✓	Limited perquisites (see page 32).
✓	Annual advisory vote to approve executive compensation (see page 4).
✓	Independent compensation committee (see page 24).
✓	Utilization of an independent compensation consultant to review and make recommendations with respect to executive compensation (see page 24).
✓	Independent Lead Director appointed annually to enhance the effectiveness of the Board's oversight and governance and compensation responsibilities (see page 51).

What We Don't Do:
×	No employment agreements, severance agreements, change of control/golden parachute agreements or other similar agreements with any executive officer.
×	No repricing or replacement of stock options.
×	No tax gross-ups for perquisites, change in control excise taxes or otherwise.
×	No dividends on unvested performance-based restricted stock units. Dividends accrue and are only paid upon the achievement of the applicable performance criteria.

 Say on Pay

        In 2013, our shareholders overwhelmingly approved, on a non-binding, advisory basis, the compensation of our NEOs, strongly supporting our compensation policies with 99.2% of the votes cast in favor of such compensation. This supports the Compensation Committee's belief that the Company's pay-for-performance policy operates as it was designed to do, aligning the interests of our executive officers and shareholders and driving the NEOs' performance to enhance long-term shareholder value and achieve Company objectives. As a result, management and the Committee have not made any changes to the pay program during the past year, other than customary base salary increases which were approved by the independent directors in July 2013.

Overview of Our Executive Compensation Program

Compensation Program Objectives

        Our compensation program is designed and managed to align executive compensation with Company performance, motivate our executives to deliver financial and operating results which create value for our shareholders and to attract and retain key executive talent. We believe it is important that our executive compensation program:

  •
  Aligns the interests of our executives with those of our shareholders.  We align the financial interests of our executive officers with the interests of our shareholders by tying a substantial majority of our executives' incentive compensation directly to Company performance. In addition, we have implemented significant stock ownership requirements for our NEOs to strengthen this alignment with investors' interests.

  •
  Promotes and maintains a performance and achievement-oriented culture.  A substantial majority of our NEOs' total direct compensation is tied directly to Company performance through our annual cash incentive awards and performance-based equity awards. We establish performance targets that are demanding, support our strategic and financial objectives and promote long-term shareholder value, without encouraging unnecessary or excessive risk taking.

  •
  Is competitive.  Our program is designed to attract, hire, retain and motivate talented and skilled executives. As such, we structure our overall direct compensation to be competitive with the median compensation paid by companies who we may compete with for executive talent, including those in our peer group. While individual pay elements may vary from market medians, we aim to approximate total pay at median when performance targets are achieved.

        The Company enjoys a team-oriented corporate culture and rewards the entire team of executive and corporate officers for their collaborative efforts that result in the Company's performance. Attracting and retaining a team of outstanding executive officers with complementary skills and expertise has proven successful for the Company's growth, both organically and through acquisitions, and for maintaining the Company's profitable financial performance, each of which enhances shareholder value. In order to promote our team culture, the Compensation Committee considers internal pay equity when setting compensation levels for our executives. This team approach is best illustrated by our annual cash incentive award program in which all NEOs have the same target annual cash incentive award opportunity (150% of their respective base salaries) based on one set of performance objectives. Moreover, equity awards for NEOs are also fairly comparable, with the exception of the CEO whose awards reflect his leadership and stewardship in setting the global business strategy that produces returns for shareholders. See page 26.

Elements of Compensation

        A summary of the main elements of our executive compensation program is set forth below:

Element	Type	Description
Cash	Base salaries (see page 27)	• The only component of fixed cash compensation.
• Consistent with the design of our total compensation program, base salaries for our NEOs are slightly below the market median paid to comparable officers in our peer group.

Performance-based annual cash incentive awards (see page 27)

•

Awards can be earned based on the actual return on beginning shareholders' equity, or ROBE, relative to the targets established at the beginning of each year. Results under the plan can vary significantly and are consistent with the potential swings in our annual performance, which are heavily dependent on metals prices and macro-economic conditions.

•

The amount of the award is determined pursuant to a sliding scale, ranging from zero for results below threshold, to 38% of salary for results at threshold, and up to a maximum of 300% of base salary, with a target of 150% of base salary.

•

Consistent with the design of our total compensation program, target and maximum incentive opportunities for our CEO are designed to approximate median opportunities available to chief executives in our peer group.

•

Consistent with the design of our total compensation program, target and maximum opportunities for other NEOs are designed to be slightly above median opportunities available to comparable officers in our peer group.

•

The Compensation Committee believes that the sliding scale adopted for calculating the NEOs' annual cash incentive compensation promotes the Company's overall pay-for-performance compensation philosophy and aligns NEO compensation with Company performance throughout the business cycle and compensates the NEOs accordingly.

Element	Type	Description
Long-Term Equity Compensation	Restricted stock unit awards (see page 30)

•

One hundred percent (100%) of our CEO's restricted stock unit awards only vest after a three-year period if the Company has achieved specific returns on assets and cumulative levels of operating income for the period.

•

Eighty percent (80%) of the restricted stock unit awards of the NEOs other than the CEO are performance based and subject to the same performance objectives over the three-year period as the CEO. The remaining twenty percent (20%) of the restricted stock unit awards are dependent only on their continued service for the three-year period.

•

Values of restricted stock unit awards for our NEOs are designed to be in the bottom quartile of the equity awards granted to comparable officers in our peer group in order to balance the above median incentive potential NEOs have under the Company's annual cash incentive plan.

• This approach provides for a meaningful but reasonable accumulation of our stock over time, without positioning target direct pay above market median.
• Broad and deep distribution of awards for management level employees promotes alignment with creation of shareholder value throughout the Company.
Retirement or Deferred Compensation Benefits	Supplemental Executive Retirement Plan ("SERP") (see page 31)	• Mr. Hannah, Mr. Mollins, Mrs. Lewis and Mr. Sales are the only NEOs that participate in the SERP. • The SERP was frozen to new participants as of January 1, 2009.
• Benefit amount set to 38% of the average of the participant's highest five years of the last ten years of total cash compensation.

Element	Type	Description

•

In comparing the values of the SERP against the retirement benefits offered to similar executives at companies in our peer group, the Compensation Committee found that the values for NEOs who participate in the SERP approximate median retirement benefits compared to what they could receive if they participated in the programs of companies in our peer group.

	Deferred Compensation Plan (see page 31)	• Mr. Hoffman and Mr. Koch are the only NEOs receiving Company contributions under the Deferred Compensation Plan at this time. Mr. Hoffman and Mr. Koch do not participate in the SERP.

•

Provides supplemental retirement benefits to certain key employees and replaces certain deferred compensation plans and supplemental executive retirement plans that existed at certain companies at the time of acquisition by Reliance.

•

In comparing the values of the Deferred Compensation Plan against the deferred compensation benefits offered to similar executives at companies in our peer group, the Compensation Committee found that the values for NEOs who participate in the Deferred Compensation Plan approximate median retirement benefits compared to what they could receive if they participated in the programs of companies in our peer group.

Other Benefits	Standard Benefits Widely Available to Employees (see page 32)	• Executive officers, including the NEOs, participate in benefit plans broadly available to all full time employees, including health insurance and 401(k) plans.
• All non-union employees of the Company, including the NEOs, are eligible to participate in our Employee Stock Ownership Plan ("ESOP").

	Limited Perquisites (see page 32)	• No perquisites other than certain memberships for our NEOs to be used for business purposes.

 Allocation of Compensation Components

        We compensate our executive officers by using a balanced and strategic combination of the elements described above, which combines elements that vary by:

  •
  type of compensation (fixed and performance-based),

  •
  the length of the performance period (annual and long-term), and

  •
  the form of compensation (cash and equity).

        We believe this balanced mixture supports our compensation objectives and emphasizes pay-for-performance. The Committee has designed the overall program to ensure that a substantial majority of our executive compensation is at risk and weighted towards Company performance, annual and long-term incentives and stock price appreciation. The following chart illustrates the targeted allocation of the principal compensation components for our NEOs for 2013. The percentages reflect the amounts of 2013 salary and targeted annual cash incentive compensation and the aggregate grant date fair values of restricted stock units granted in 2013.

Mix of Principal Compensation Components at Target Results

How We Make Decisions Regarding Executive Compensation

Compensation Committee and Independent Directors

        The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program in concert with all of the Company's independent directors. Compensation for the NEOs is subject to final approval by the independent directors of the Board upon recommendation of the Compensation Committee.

        At the request of the independent directors, our CEO annually provides a review and evaluation of each of the executive officers, including the NEOs (other than himself), identifying accomplishments in the past year, achievement of objectives and results, executive development and objectives for the coming year. This information, along with other data including the Company's financial results and achievements, is reviewed and discussed by the Compensation Committee and the independent directors.

        The Compensation Committee incorporates the CEO's report into its analysis of the NEOs' total compensation and the appropriate mix and structure of the elements of the NEOs' total compensation. The Compensation Committee also reviews data provided by its independent compensation consultant and discusses that data with the CEO. Although the base salaries, annual cash incentive awards and long-term incentive awards are considered at different times during the year, the Compensation Committee analyzes the proposed total compensation package before making any recommendations regarding individual elements of compensation. The Compensation Committee formulates preliminary recommendations on the amount and type of compensation to be paid to the CEO and the other NEOs. The Compensation Committee then discusses with the CEO its preliminary recommendations with respect to the NEOs other than the CEO. The Compensation Committee then presents final recommendations to the independent directors in executive session. The independent directors make the final determination of the compensation to be paid to the CEO and the other NEOs.

Independent Compensation Consultant

        The Compensation Committee annually engages an independent compensation consultant to assist it in connection with the review and evaluation of the total compensation package provided to the NEOs and the individual elements of the package. In 2013, the Compensation Committee engaged Pay Governance LLC, a firm the Committee has used since 2010, to maintain continuity. Pay Governance reports directly to the Compensation Committee and neither it nor any of its affiliates provided any services to the Company, other than the services to the Compensation Committee with respect to executive officer compensation and the Nominating and Governance Committee with respect to biennial reviews of our director compensation, which the Board believes is consistent with the independence of the consultant. The Compensation Committee conducted an assessment of Pay Governance's independence, taking into account the factors specified in the NYSE listing standards and information provided by Pay Governance, and based on that assessment, determined that Pay Governance is independent.

Compensation Committee Review of Peer Group and Other Data

        When making decisions regarding the compensation of our NEOs, the Compensation Committee considers information from a variety of sources. The Compensation Committee analyzes both the individual elements and the total compensation package for each of the NEOs.

        Together with its independent compensation consultant, the Compensation Committee reviews our financial statements and compares our financial results with those of the peer group (including Reliance stock performance), and compares compensation information for our NEOs with that available for comparable executive officers within the peer group. In determining each executive's total compensation package, the Compensation Committee considers both qualitative and quantitative criteria, as well as the CEO's recommendations and performance evaluations and historical compensation records of the

Company, but because a large portion of compensation is based upon performance, the Compensation Committee has no pre-determined mix or allocation among the various elements. The composition of the peer group is reviewed annually and periodically, when necessary, the Compensation Committee revises the peer group in an effort to assure comparability of information.

        The Compensation Committee considers additional factors such as the Company's stock performance as compared with standard indices, such as the S&P 500. The Compensation Committee reviews the amount of equity awards and common stock actually held by each NEO, and recognizes that the NEOs are directly impacted by the Company's stock price and, accordingly, their interest in the Company's performance and the impact it has on the market value of the stock is closely aligned with that of the Company's shareholders.

Peer Group

        There are no public companies in the metals service center industry that are comparable to the Company in terms of size, complexity and performance. Accordingly, in considering executive compensation for 2013, as in prior years, the Compensation Committee and the independent compensation consultant used an identified peer group. The peer group may change from year to year, depending on the Company's growth (both organically and through acquisitions), changes in the economy and other events that might make any individual company more or less comparable to us. In April 2013, the Compensation Committee, in consultation with its independent compensation consultant, made the following changes to its peer group:

  •
  Removed ITT Corporation since ITT's size relative to the Company is too small since ITT divested two of its businesses.

  •
  Added AGCO Corporation; Alcoa Inc.; Arrow Electronics, Inc.; Cummins Inc.; Illinois Tool Works Inc.; Ingersoll-Rand plc; MRC Global Inc.; Navistar International Corporation; Nucor Corporation; PACCAR Inc.; and United States Steel Corporation. Each new peer has revenue in the range of $4 billion to $23 billion and engages in a business similar to the Company or one of the other peers.

        The Compensation Committee made these changes to its peer group due to the continued growth of the Company, including through the acquisition of Metals USA in April 2013, our largest acquisition to date. In 2013, Metals USA contributed approximately $1.24 billion in sales. In selecting the new peer companies, the Committee examined quantitative factors, such as revenues, market capitalization, enterprise value, total assets and total employees, as well as qualitative factors, such as the industry in which the company operates and whether the company serves similar customers or end-use markets as the Company.

        Our peer group now consists of the twenty-five (25) public companies listed below. This peer group includes companies in the same or similar industries to Reliance and of comparable size in terms of revenues and/or stock market capitalization, industry and complexity, and we approximate the 50th percentile in terms of these metrics.

AGCO Corporation	General Cable Corporation	SPX Corporation
AK Steel Holding Corporation	Genuine Parts Company	Steel Dynamics, Inc.
Alcoa Inc.	Illinois Tool Works Inc.	Terex Corporation
Allegheny Technologies Incorporated	Ingersoll-Rand plc	The Timken Company
Arrow Electronics, Inc.	MRC Global Inc.	United States Steel Corporation
Commercial Metals Company	Navistar International Corporation	W.W. Grainger, Inc.
Cummins Inc.	Nucor Corporation	WESCO International, Inc.
Dover Corporation	PACCAR Inc.
Eaton Corporation plc	Parker-Hannifin Corporation

        We used this revised peer group beginning with the July 2013 annual salary adjustment determinations. At that time, the independent compensation consultant also provided comparative data for the new peer group based on 2012 information which was then the most current available information.

Analysis of 2013 Company and Peer Group Compensation

        At the time the compensation decisions were being made, the Compensation Committee extensively analyzed the Company's financial statements, and stock market data of the Company and the most current available peer group data. For all NEO compensation decisions in 2013, other than base salary adjustments which occurred in July 2013, the Committee reviewed peer group data for the prior peer group (prior to the changes made in April 2013 described above). Consistent with the Company's philosophy of pay-for-performance, the Compensation Committee also considered the total direct compensation (base salary, annual cash incentive award and equity awards) and retirement plan benefits of the NEOs as compared to comparable officers in the prior peer group.

        Compared to the peer group and including, on a pro forma basis, the April 2013 acquisition of Metals USA:

  •
  the Company ranked in the 51st percentile for revenues in 2012 (the most recent full year information available);

  •
  the Company's revenue growth ranked in the 86th percentile over the five-year period ended December 31, 2012;

  •
  the Company's return on net assets ranked in the 70th percentile for calendar year 2012 and the 73rd percentile over the five-year period ended December 31, 2012; and

  •
  the Company's return on total assets ranked in the 62nd percentile for both calendar year 2012 and the five-year period ended December 31, 2012.

The Company's 306% TSR for the five-year period ended December 31, 2013 far exceeds the 158% TSR for the peer group in the same period.

        The Compensation Committee, in collaboration with its independent compensation consultant and after completing its analysis, concluded in July 2013 that the CEO's total direct compensation in 2012 was approximately 28% below the market median of the chief executive officers in our peer group, equal to the market's 15th percentile. The Compensation Committee also found that, based on the information provided by the consultant, the total direct compensation in 2012 for our other NEOs was in the competitive range, but still 3% below the market median, equal to the market's 46th percentile, even though our performance was above the median of our peer group.

Internal Pay Equity

        The Compensation Committee broadly considers internal pay equity when setting compensation levels for our executives in order to foster a team culture among the executive officers. Our executive compensation program uses the same compensation components for our NEOs, with a few exceptions. Our CEO receives 100% of his long-term equity incentive award in performance-based restricted stock units while the other NEOs receive 80% of their long-term equity incentive award in performance-based restricted stock units and the remaining 20% in time-based restricted stock units. Our annual cash incentive award program provides all NEOs with the same target annual cash incentive award opportunity of 150% of their respective base salaries based on identical performance objectives. Also, in 2013, each NEO received a 3% base salary adjustment.

 Principal Components of Our Executive Compensation Program

Base Salary

        The base salary payable to each of our NEOs is the minimum pay that an officer receives in any year. Base salaries reflect the individual skills, experience and roles and responsibilities of the executive officer within the Company. We do not have employment agreements with our executive officers. No executive officer has a minimum base salary or guaranteed salary increase.

        In July 2013, the Compensation Committee recommended and the independent directors approved an approximately 3% base salary increase for each of the NEOs. Consistent with our historical pay practices, even after the adjustments, base salaries of our NEOs remained below the market median of salaries paid to comparable officers at companies in our peer group.

Annual Cash Incentive Awards

        Executive officers are eligible for performance-based cash incentive awards that are tied to the return on beginning shareholders' equity, or ROBE. In concert with the Company's compensation philosophy of overweighting performance-based pay, our NEOs have annual cash incentive opportunities that may result in higher cash payments than those for comparable officers within our peer group, but incentive awards are payable only if the Company meets demanding objectives. This has historically resulted in combined total cash compensation below the market median for our CEO compared to the chief executives of companies in our peer group, and approximating the market median for our other NEOs compared to comparable officers at companies in our peer group for meeting or exceeding the Company's target ROBE objective.

        Within the first 90 days of the calendar year, the Compensation Committee adopts a sliding scale to calculate the annual cash incentive award (up to a maximum of 300% of base salary) for the NEOs and other executive officers based on the actual ROBE, relative to the objectives established in the sliding scale at the beginning of each year, to tie the compensation of the NEOs directly to the Company's performance. The Compensation Committee has used this sliding scale structure using ROBE performance targets since 2008.

        ROBE was selected as the primary financial metric for calculating performance-based cash incentive awards because it represents the return on shareholders' investments in the Company, emphasizes profitability and measures how efficiently management is using shareholders' capital. The Company's ROBE is calculated by dividing net income for the period January 1 to December 31 of the applicable year (as may be adjusted for significant, unusual or non-recurring events) by total shareholders' equity at December 31 of the immediately preceding year (as may be adjusted as a result of the issuance of new shares of the Company's common stock).

        For 2013, each NEO had a target award of 150% of base salary, which would be earned if ROBE were 13% (which was chosen as the target based on the Company's long-term average ROBE and is consistent with prior years), but would receive no payment if ROBE were less than 6%. The maximum award would be triggered if ROBE equals or exceeds 25%.

	ROBE	Percent of Base Salary
Threshold	6%	38%
Target	13%	150%
Maximum	≥25%	300%

        The same sliding scale and targets applied in 2012, 2011 and 2010. If the Company achieved a ROBE within the range of 6% and 25%, the percentage would be rounded to the nearest one-half percentage point and the incentive award would be adjusted accordingly. No award is payable if the ROBE is less than 6%.

        For 2013, ROBE calculated under the terms of the annual cash incentive plan was 10.0% compared to 13.0% for 2012, 12.5% for 2011 and 7.5% for 2010. Under the plan the NEOs received cash payments equal to 102% of their respective base salaries for 2013 compared to 150% for 2012, 142% for 2011 and 25% for 2010. In each of those years, the sliding scale remained the same, including the target ROBE of 13%.

        Furthermore, when analyzing the continued reasonableness of the Company's annual cash incentive plan, especially its maximum incentive awards and resulting cash compensation levels, the Committee found the plan supported its pay-for-performance principles. By design, maximum bonuses would produce cash compensation levels equal to the peers' 90th percentiles. However, these pay levels were supported by 25% ROBE, which exceeded the peers' 90th percentile results for the past year as well as the prior three, five, seven and ten years. In other words, management can earn exceptional levels of pay at maximum results, but the Company and the Committee expects exceptional results in order for the NEOs to earn those rewards.

        The Compensation Committee established the target bonus percentage based on the assumption that in a normal business cycle the Company should be able to achieve a 13% ROBE, but there is no guarantee that it will do so. In 2013, the consultant determined that (i) achievement of the 13% ROBE target would result in total direct cash compensation of the NEOs that approximates the 63rd percentile of our peer group performance, (ii) achievement of the 6% ROBE threshold would result in total direct cash compensation of the NEOs that approximates the 15th percentile of our peer group performance, and (iii) achievement of ROBE greater than or equal to the 25% maximum (at which point the payout is capped at 300% of base salary) would result in total direct cash compensation of the NEOs that would exceed the peer group's 90th percentile. In comparison, if the Company failed to achieve the 6% ROBE threshold, the NEOs would receive no cash payment under the plan, positioning their cash compensation well below the peers' 10th percentile.

        When originally developing the sliding scale for incentive cash awards, the Compensation Committee determined that the Company's average return on beginning shareholders' equity from 1978 to 2004 was 12.8%, with a median return of 13.2%. For the period from 1978 through 2008 following five record performance years, the average rate of return over the period had increased to 14.3% and the median had increased to 13.7%. Given the impact of the economic downturn on the Company's performance, the average rate of return and the median return for the period from 2009 to 2013 fell to 9.8% and 10.0%, respectively.

        Before adopting the sliding scale again for 2013, the Compensation Committee reviewed the Company's past practices and results. ROBE has varied from a low of 1.6% to a high of 32.6% during the period from 1978 to 2013. In only three years (all of which occurred within the last ten years) in that period has the Company met or exceeded the 25% rate of return, which the Compensation Committee has determined is required for the NEOs to achieve the maximum incentive awards equal to 300% of their respective base salaries.

Year	ROBE	Incentive Award as a Percentage of Base Salary	Incentive Level Achieved
2007	23.4%	269% (1)	—(1)
2008	22.9%	269%	Target
2009	6.1%	14%	Threshold
2010	7.5%	61% (2)	Threshold
2011	12.5%	142%	Threshold
2012	13.0%	150%	Target
2013	10.0%	102%	Threshold

(1)
Non-equity compensation payments were not 100% based on ROBE in 2007.

(2)
Includes an additional discretionary bonus of 36% of the NEO's base salary that was recommended by the Compensation Committee and approved by the independent directors because of the disparity in total compensation for 2010 despite the improved performance of the Company in that year, so that the total cash compensation received by the NEOs was comparable to that received by comparable officers in the 2010 Peer Group.

        This variation in the incentive award amounts demonstrates that the NEOs' compensation is directly reflective of the Company's performance and the return on shareholders' investment.

        The Compensation Committee believes that the sliding scale adopted for calculating NEO incentive awards is a superior quantitative approach to determining the awards to be paid that reflects the Company's performance throughout the business cycle and compensates the NEOs accordingly.

        As a result, the Compensation Committee has adopted the same sliding scale based on ROBE for the Company's 2014 annual cash incentive plan.

Long-Term Equity Incentive Compensation

        Our named executive officers are granted equity awards under our Amended and Restated Stock Option and Restricted Stock Plan (the "Stock Plan"), which was approved by our shareholders. The Stock Plan is intended to provide an additional element of executive compensation that closely aligns the officers' interests with shareholders' interests in the Company's stock performance. In addition, the long-term nature of these benefits is intended to encourage the officers to remain with the Company and to increase shareholder value. The Compensation Committee recommends grants of equity awards for named executive officers, but the independent directors approve all such grants. The Compensation Committee considers the recommendations of our CEO with respect to any grants of equity awards to the other NEOs and other executive officers, as well as to corporate officers and other key employees.

        In making its recommendations to the independent directors, the Compensation Committee considers the position of the NEO, his or her importance to the Company's results and operations, his or her individual performance, the equity awards previously granted to that individual, the terms and market value of the equity grant, the total value of the equity grant and the relative number of such recommended grants among the various individuals then under consideration for grants, as well as the potential dilution and the related expense as a percentage of pre-tax income.

        In 2010 and 2011, the Compensation Committee recommended and the independent directors approved grants of non-qualified stock options and service-based restricted stock to the NEOs. In 2012,

the Company began granting to its NEOs restricted stock units with cliff vesting after three years if the Company achieved certain performance objectives. The reasons for the change from prior years were:

  •
  to limit dilution to shareholders;

  •
  to tie equity awards to the achievement of long-term financial objectives;

  •
  to balance the Company's annual cash incentive award based on the ROBE with two different performance metrics;

  •
  to limit excessive risk taking by executive officers; and

  •
  to reduce the costs to the Company for its long-term incentive program.

        There are three categories of awards—those based on a return on assets, those based on cumulative operating income and those based on continued service to the Company. One hundred percent (100%) of our CEO's restricted stock unit awards and eighty percent (80%) of the other NEOs' restricted stock unit awards will vest if, after a three-year period, the Company has achieved specified performance objectives. The remaining twenty percent (20%) of the restricted stock unit awards of the NEOs other than the CEO are dependent only on their continued service for a three-year period. The Committee determined to use this allocation of performance-based and time-vested awards for the other NEOs to balance performance and retention objectives. The restricted stock units will be forfeited if the objectives are not met, the individual voluntarily leaves the Company or is terminated for cause. The change to restricted stock unit awards has significantly reduced the number of shares issued as a result of these awards, as well as the expense to the Company. As a result, both the share usage and the related expense are in the bottom quartile when compared with the Company's peer group.

        The number of restricted stock units granted to any executive may vary from year to year depending on the executive's performance and responsibility.

        In March 2014, the Compensation Committee recommended and the independent directors approved the grant of 349,380 restricted stock units, of which 33% were granted to the CEO and other NEOs. The independent directors approved awards of 324,780 restricted stock units in February 2013, of which 36% were awarded to the CEO and other NEOs. This was by design as the Committee did not want to concentrate long-term equity awards amongst a few officers at the top of the Company and wanted to strengthen the alignment between shareholders and executives outside of the NEOs. Each restricted stock unit consists of the right to receive one share of common stock of the Company and dividend equivalents equal to the accrued cash or stock dividends where the record date for such dividends is after the grant date but before the shares are vested. The performance-based restricted stock units have a cliff vesting of three years and performance criteria based on the average of the Company's annual return on assets ("ROA") over the three-year performance period, the compound annual growth rate of the Company's operating income ("CAGR") over the performance period and the continuing employment and service of the recipient.

        The Company must achieve the following objectives for the stated percent of performance-based restricted stock units granted in 2013 subject to the specified goal to vest at the end of three years:

Levels	Percent of RSUs Vesting	ROA Objectives	Operating Income CAGR
Threshold	25%	8%	3%
Target	100%	13%	10%
Maximum	200%	18%	17%

        ROA for the performance period is calculated as the average of the annual ROA (operating income for the year divided by the average total assets for the year) for each of three years in the performance period, rounded to the nearest half percent. In the 17-year period from 1997 through 2013, the Company has achieved the Threshold ROA but less than the Target ROA eleven times, the Target ROA but less than the Maximum ROA two times and an ROA equal to or exceeding the Maximum ROA three times, and it has achieved an ROA less than the Threshold ROA one time.

        CAGR for the performance period is calculated as the compound annual growth rate of the Company's operating income over the three-year performance period. In the 16-year period from 1998 through 2013, the Company has achieved the Threshold CAGR but less than the Target CAGR one time, the Target CAGR but less than the Maximum CAGR one time and a CAGR equal to or exceeding the Maximum CAGR ten times, and it has achieved an operating income CAGR less than the Threshold CAGR five times.

        Our restricted stock units have a double trigger feature in the event of a change of control of the Company. In other words, the vesting of the units is only accelerated in the event that there is a change of control of the Company and the NEO's employment is terminated or substantially diminished.

SERP and Deferred Compensation Plan

        SERP.    In 1996, the Company adopted a SERP to provide post-retirement benefits to certain of our executive officers (other than James D. Hoffman and Stephen Koch) and to certain other key employees. The SERP was amended in 1999 to provide for a pre-retirement death benefit. Effective January 1, 2009, the SERP was amended and restated and frozen to new participants. One of the primary objectives of the amendment was to shift the risk of the performance of the individual's retirement plan investments from the Company to the participants. The 2009 amendment and restatement eliminated the offsets to the SERP benefit and reduced the benefit amount to 38% of the average of the participant's highest five years of the last ten years of total cash compensation (from 50% less offsets for the value of the Company contributions to the Reliance Steel & Aluminum Co. Master 401(k) Plan (the "401(k) Plan") and ESOP plans as well as social security benefits). The amendment also froze the plan to new participants and brought it into compliance with Rule 409A under the Internal Revenue Code, among other things. The new benefit formula was intended to provide participants with approximately the same benefits that they would have received under the calculation required by the SERP before the amendment, but shifted certain risks from the Company to the participant.

        Deferred Compensation Plan.    We also adopted a deferred compensation plan effective December 1, 2008, to combine and replace certain deferred compensation plans and supplemental executive retirement plans that existed at certain companies at the time that we acquired them and to provide supplemental retirement benefits to certain key employees. The Deferred Compensation Plan does not provide for any minimum rate of return. James D. Hoffman was previously a participant in a subsidiary plan that was replaced, and now both he and, as of 2011, Stephen P. Koch participate in the Reliance Deferred Compensation Plan. In addition, as a former employee of Earle M. Jorgensen Company ("EMJ"), Mr. Hoffman is entitled to receive 3,143 phantom shares of the Company's common stock under the

Earle M. Jorgensen Company Supplemental Stock Bonus Plan. The Deferred Compensation Plan was amended and restated in 2012 to allow all executive officers and subsidiary presidents to participate and to change the administrator. Mr. Hoffman and Mr. Koch are the only NEOs receiving Company contributions under the Deferred Compensation Plan at this time.

        The Compensation Committee considers the SERP benefits and any benefits under the Reliance Deferred Compensation Plan in its analysis of each of the NEO's total compensation. In comparing the values of the SERP and Deferred Compensation Plan against the retirement benefits offered at companies in the Company's peer group, the Compensation Committee found that the values of these benefits are competitive for the NEOs.

Other Benefits

        Limited Perquisites.    The Company provides no perquisites other than certain memberships for our NEOs to be used for business purposes. When benchmarking the perquisites provided to the NEOs compared with the Company's peer group, the Compensation Committee found that the perquisites were significantly below the median of those provided to comparable officers of companies in the peer group.

        Other Benefits.    Other than the SERP and deferred compensation plans described above, the NEOs participate in the Company's health, welfare, retirement and other plans on the same basis as these benefits are generally available to all eligible employees.

Additional Information

No Employment Agreements

        None of our officers, including the NEOs, has an employment agreement, severance agreement, change of control agreement or other similar agreement. We have been successful in attracting and retaining an experienced and effective management team without the use of such agreements. Most of our executives have been with Reliance for many years and have built their careers at Reliance. On average, our NEOs have more than 17 years' tenure with Reliance and over 29 years of industry experience.

Stock Ownership Requirements

        Our stock ownership policy requires our NEOs to own shares of our common stock equal in value to a multiple of their respective annual base salaries within five years from the date of appointment, as set forth below:

Role	Value of Common Stock Required to be Owned	Value of Common Stock Held at 1/31/14	Multiple of Base Pay
CEO	5 times annual base salary	$12,591,000	12.2x
COO	4 times annual base salary	11,005,024	15.8x
CFO	3 times annual base salary	2,727,001	5.3x
All other NEOs	2.25 times annual base salary	4,619,078	3.4x

        All of the NEOs either are in compliance with these stock ownership requirements or are on their way to becoming compliant. See the "Securities Ownership of Certain Beneficial Owners and Management" table below for the current stock ownership of our directors and executive officers, including the NEOs.

Stock Retention Requirements

        To reinforce an executive's commitment to achieving their stock ownership guideline, the Compensation Committee recently adopted a policy that all executive officers are required to retain all shares of stock received through the vesting of equity awards until the officer has met the minimum stock ownership requirements. However, the officer may sell shares to cover the amount of taxes payable at the time the equity awards vest or are exercised.

 Clawback Policy

        The Compensation Committee, to further reduce the possibility of excessive risk taking, adopted a clawback policy that requires NEOs to re-pay to the Company all or a portion of the incentive cash award or restricted stock units awarded to the officer if the basis for the award adversely changed as a result of a restatement of the Company's financial statements or any other material change in the factors underlying the performance criteria.

Change in Control

        We do not have individual employment agreements that provide change in control or severance benefits. The SERP provides that, upon a change in control, the participants become 100% vested in their benefits, which are calculated based on compensation for the ten years prior to the change of control, and the benefit due is paid out in accordance with the plan. For Company contributions under the Deferred Compensation Plan, the participants become 100% vested upon a change in control. The restricted stock units provide that upon a change in control and termination of his or her employment that is involuntary or voluntary with good reason (double trigger), the restricted stock units will become vested by prorating the number of such restricted stock units as if the performance period ended on the date of the termination.

Tax and Accounting Considerations

        From time to time, we review the accounting and tax laws, rules and regulations that may affect our compensation programs. However, tax and accounting considerations have not significantly impacted the compensation programs we offer to our executives. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1 million per year paid to a company's chief executive officer and certain other named executives. The $1 million deduction limit generally does not apply to compensation that is performance-based compensation and is provided under a shareholder-approved plan. While the Compensation Committee believes that the tax deductibility of compensation is a factor to be considered, the Compensation Committee retains the flexibility to grant awards it determines to be in the best interests of the Company and its shareholders even if the award is not deductible for tax purposes.

        Under our annual cash incentive plan, we have the ability to pay non-discretionary annual cash incentive compensation to our named executives that will qualify for deductibility. Independent of our annual cash incentive plan, the Compensation Committee retains the discretion to reward individual performance by paying executive compensation amounts that may not be deductible under Section 162(m). The Compensation Committee believes that its ability to exercise such discretion is in the best interests of the Company and our shareholders. The Compensation Committee did not approve the payment of any such discretionary bonus amounts for 2013.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors is composed entirely of the independent, non-employee directors listed below.

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, to the extent appropriate, the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

        This report is submitted on behalf of the members of the Compensation Committee.

Date: April 11, 2014

Sarah J. Anderson	John G. Figueroa	Douglas M. Hayes
Mark V. Kaminski, Chair	Andrew G. Sharkey, III	Leslie A. Waite

 EXECUTIVE COMPENSATION

        The following table summarizes certain information concerning the compensation that we paid for the years 2013, 2012 and 2011 to our named executive officers:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
David H. Hannah	2013	$1,015,000	$—	$3,286,500	$—	$1,050,600	$76,222	$61,020	$5,489,342
Chairman and Chief	2012	925,000	—	2,296,800	—	1,500,000	1,408,489	51,914	6,182,203
Chief Executive Officer	2011	800,000	—	1,491,600	2,697,650	1,207,000	1,998,616	31,421	8,226,287
Gregg J. Mollins	2013	685,000	—	1,314,600	—	708,900	—	32,880	2,741,380
President and Chief	2012	637,500	—	1,148,400	—	1,012,500	867,187	29,014	3,694,601
Operating Officer	2011	575,000	—	559,350	1,348,825	852,000	1,338,201	21,101	4,694,477
Karla R. Lewis	2013	507,500	—	1,051,680	—	525,300	—	24,750	2,109,230
Executive Vice	2012	475,000	—	918,720	—	750,000	428,910	22,414	2,595,044
President and Chief	2011	425,000	—	279,675	1,079,060	639,000	589,925	18,221	3,030,881
Chief Financial Officer
James D. Hoffman	2013	457,000	—	657,300	—	473,280	—	221,000	1,808,580
Senior Vice President,	2012	425,000	—	574,200	—	675,000	—	219,314	1,893,514
Operations	2011	375,000	—	186,450	674,413	568,000	—	591,541	2,395,404
Stephen P. Koch	2013	417,000	—	657,300	—	432,480	—	121,000	1,627,780
Senior Vice President,	2012	390,000	—	574,200	—	615,000	—	119,314	1,698,514
Operations	2011	355,000	—	186,450	674,413	525,400	—	60,710	1,801,973
William K. Sales, Jr.	2013	457,000	—	657,300	—	473,280	26,791	21,000	1,635,371
Senior Vice President,	2012	425,000	—	574,200	—	675,000	540,403	19,314	2,233,917
Operations	2011	375,000	—	186,450	674,413	568,000	707,253	16,541	2,527,657

(1)
The amounts in this column reflect the grant date fair value of the restricted stock awarded in 2011 and the target number of restricted stock units awarded in 2012 and 2013. The values are calculated in accordance with the Stock Compensation topic of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification (the "Codification") and pursuant to the Company's equity compensation plans by multiplying the closing price of the Company's common stock on the grant date by the number of restricted shares or the target number of restricted stock units awarded to each officer.

(2)
The amounts in this column do not necessarily represent the value of the stock option awards, nor are they a prediction of what the employee may realize. The amounts in this column reflect the grant date fair value of the stock options awarded in 2011. The values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and pursuant to the Company's stock option plans. Assumptions used in the calculation of these amounts are included in Note 10 in the Company's Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

(3)
The amounts shown represent payments under the Company's annual cash incentive plan. See "Annual Cash Incentive Awards" on page 27.

(4)
The amounts represent the change in the present value of the accumulated benefits payable on retirement under our SERP for each of the named executive officers, with the exception of Mr. Hoffman and Mr. Koch. These amounts are determined using interest rate and mortality assumptions consistent with those included in Note 11 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K filed by the Company for the year ended December 31, 2013. The change in the pension value in 2011 and 2012 was primarily due to decreases in the discount rate used for the calculation for each of the years. The following summarizes the total change in pension value in 2013 due to the change in the discount rate and other factors:

Name	Change in Pension Value Due to Change in Discount Rate	Change in Pension Value— All Other	Total Change in Pension Value
David H. Hannah	$(304,327)	$380,549	$76,222
Gregg J. Mollins	(225,367)	185,363	(40,004)
Karla R. Lewis	(137,876)	(26,179)	(164,055)
William K. Sales, Jr.	(125,622)	152,413	26,791
(5)
The 2013 all other compensation amounts are comprised of the following:

Name	401(k) Match Contributions	ESOP Contributions	Company Contributions to Deferred Compensation Plan	Dividend Equivalents on Restricted Stock	All Other Compensation
David H. Hannah	$7,650	$5,850	$—	$47,520	$61,020
Gregg J. Mollins	7,650	5,850	—	19,380	32,880
Karla R. Lewis	7,650	5,850	—	11,250	24,750
James D. Hoffman	7,650	5,850	200,000	7,500	221,000
Stephen P. Koch	7,650	5,850	100,000	7,500	121,000
William K. Sales, Jr.	7,650	5,850	—	7,500	21,000

Grants of Plan Based Awards

        The Company has no non-equity or equity incentive plans for its executive officers other than the annual cash incentive plan and the Stock Plan, as disclosed on the Summary Compensation Table. The following table sets forth plan-based awards granted to the executive officers named above during 2013:

								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Plan Awards(2)					Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David H. Hannah	2/26/2013	391,400	1,545,000	3,090,000	12,500	50,000	100,000	—	—	—	3,286,500
Gregg J. Mollins	2/26/2013	264,100	1,042,500	2,085,000	4,000	16,000	32,000	4,000	—	—	1,314,600
Karla R. Lewis	2/26/2013	195,700	772,500	1,545,000	3,200	12,800	25,600	3,200	—	—	1,051,680
James D. Hoffman	2/26/2013	176,320	696,000	1,392,000	2,000	8,000	16,000	2,000	—	—	657,300
Stephen P. Koch	2/26/2013	161,120	636,000	1,272,000	2,000	8,000	16,000	2,000	—	—	657,300
William K. Sales, Jr.	2/26/2013	176,320	696,000	1,392,000	2,000	8,000	16,000	2,000	—	—	657,300

(1)
Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were in effect for 2013 under the annual cash incentive plan. The threshold, target and maximum payout amounts were determined in accordance with the terms of the annual cash incentive plan. The award amount is a percent of the named executive officer's year-end salary, with the percent based upon the current year return on beginning shareholders' equity. In order to receive any award, the return on beginning shareholders' equity must be at least 6%, which results in an award of 38% of the named executive officer's current year base salary. The 2013 target amount is based on a return on beginning shareholders' equity of 13%, which is based on the Company's long-term average return on beginning shareholders' equity, and results in an award of 150% of the named executive officer's base salary. The maximum amount is based on a return on beginning equity of 25% or higher, which results in an award of 300% of the named executive officer's current year salary. These columns do not reflect the actual amounts paid, but only provide an example of how the awards would be calculated under the plan if the specified levels of return on beginning shareholders' equity were achieved.
(2)
Reflects the threshold, target and maximum number of shares of common stock of the Company which will vest in December 2015 for the restricted stock units granted in February 2013 if the Company has achieved certain ROA and operating income CAGR performance goals determined in accordance with the terms of those awards. Of the 102,800 performance awards granted to the NEOs, which represents the target number of shares, 75% will vest based on the achievement of a ROA performance goal, while the remaining 25% will vest based on the achievement of an operating income CAGR performance objective. The number of shares of common stock of the Company which will vest in December 2015 for the restricted stock units granted in February 2013 will range from 0% to 200% of the target amount.
(3)
The number of shares of restricted stock units awarded to each named executive officer in February 2013 which will vest if the named executive officer continues to be employed by the Company until December 31, 2015.
(4)
The amounts in this column reflect the grant date fair value of the target number of restricted stock units awarded in 2013. These values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and pursuant to the Company's Stock Plan. Assumptions used in the calculation of these amounts are included in Note 10 in the Company's Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

 Option Exercises and Stock Vested

        The following table sets forth information for the named executive officers with regard to the aggregate equity awards exercised during the year ended December 31, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David H. Hannah	100,000	$2,769,888	12,000	$836,160
Gregg J. Mollins	100,000	2,253,089	5,000	348,930
Karla R. Lewis	60,000	1,782,863	3,000	209,835
James D. Hoffman	20,000	363,548	2,000	139,890
Stephen P. Koch	38,750	838,424	2,000	139,890
William K. Sales, Jr.	25,000	651,468	2,000	70,740

(1)
The amounts represent the difference between the exercise price and fair market value at date of exercise of non-qualified stock options.
(2)
The amounts are based on the closing price of the Company's common stock on the date that the restricted shares became vested.

 Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth outstanding equity awards held by the named executive officers at December 31, 2013, all of which were granted under the Company's Stock Plan:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
David H. Hannah	100,000	—	—	$56.80	2/26/2015	122,000	$9,252,480	—	—
	75,000	25,000	—	42.81	2/23/2017	—	—	—	—
	50,000	50,000	—	55.73	2/23/2018	—	—	—	—
Gregg J. Mollins	—	12,500	—	42.81	2/23/2017	53,000	4,019,520	—	—
	—	25,000	—	55.73	2/23/2018	—	—	—	—
Karla R. Lewis	40,000	—	—	56.80	2/26/2015	39,500	2,995,680	—	—
	20,000	—	—	33.70	4/27/2016	—	—	—	—
	30,000	10,000	—	42.81	2/23/2017	—	—	—	—
	20,000	20,000	—	55.73	2/23/2018	—	—	—	—
James D. Hoffman	6,250	—	—	33.70	4/27/2016	25,000	1,896,000	—	—
	18,750	6,250	—	42.81	2/23/2017	—	—	—	—
	—	12,500	—	55.73	2/23/2018
Stephen P. Koch	—	6,250	—	42.81	2/23/2017	25,000	1,896,000	—	—
	—	12,500	—	55.73	2/23/2018	—	—	—	—
William K. Sales, Jr.	25,000	—	—	56.80	2/26/2015	25,000	1,896,000	—	—
	25,000	—	—	33.70	4/27/2016	—	—	—	—
	18,750	6,250	—	42.81	2/23/2017	—	—	—	—
	12,500	12,500	—	55.73	2/23/2018	—	—	—	—

(1)
The table below shows the vesting schedule for all unexercisable options and unvested restricted stock.

	Vesting Schedule for Unvested Options and Restricted Stock
Name	Grant Date		2014	2015	2016
David H. Hannah	2/23/2010	(A)	25,000	—	—
	7/26/2010	(B)	4,000	4,000	—
	2/23/2011	(A)	25,000	25,000	—
	8/8/2011	(B)	8,000	8,000	8,000
	3/16/2012	(B)	40,000	—	—
	2/26/2013	(B)	—	50,000	—
Gregg J. Mollins	2/23/2010	(A)	12,500	—	—
	7/26/2010	(B)	2,000	2,000	—
	2/23/2011	(A)	12,500	12,500	—
	8/8/2011	(B)	3,000	3,000	3,000
	3/16/2012	(B)	20,000	—	—
	2/26/2013	(B)	—	20,000	—
Karla R. Lewis	2/23/2010	(A)	10,000	—	—
	7/26/2010	(B)	1,500	1,500	—
	2/23/2011	(A)	10,000	10,000	—
	8/8/2011	(B)	1,500	1,500	1,500
	3/16/12	(B)	16,000	—	—
	2/26/2013	(B)	—	16,000	—

	Vesting Schedule for Unvested Options and Restricted Stock
Name	Grant Date		2014	2015	2016
James D. Hoffman	2/23/2010	(A)	6,250	—	—
	7/26/2010	(B)	1,000	1,000	—
	2/23/2011	(A)	6,250	6,250	—
	8/8/2011	(B)	1,000	1,000	1,000
	3/16/2012	(B)	10,000	—	—
	2/26/2013	(B)	—	10,000	—
Stephen P. Koch	2/23/2010	(A)	6,250	—	—
	7/26/2010	(B)	1,000	1,000	—
	2/23/2011	(A)	6,250	6,250	—
	8/8/2011	(B)	1,000	1,000	1,000
	3/16/2012	(B)	10,000	—	—
	2/26/2013	(B)	—	10,000	—
William K. Sales, Jr.	2/23/2010	(A)	6,250	—	—
	7/26/2010	(B)	1,000	1,000	—
	2/23/2011	(A)	6,250	6,250	—
	8/8/2011	(B)	1,000	1,000	1,000
	3/16/2012	(B)	10,000	—	—
	2/26/2013	(B)	—	10,000	—

(A)
Unvested stock option award.
(B)
Unvested restricted stock award and restricted stock units.

Pension Benefits

        The estimated present value of accumulated benefits payable by the SERP at the normal retirement age of 65 for each of the executive officers named below, determined using interest rate and mortality assumptions consistent with those included in Note 11 in the Notes to Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, is as follows:

Name(1)	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2013
David H. Hannah	Supplemental Executive Retirement Plan	33	$9,419,947	$0
Gregg J. Mollins	Supplemental Executive Retirement Plan	27	5,535,721	0
Karla R. Lewis	Supplemental Executive Retirement Plan	22	1,789,510	0
William K. Sales, Jr.	Supplemental Executive Retirement Plan	16	2,706,360	0

(1)
James D. Hoffman and Stephen P. Koch are not participants in the SERP.

        Reliance adopted a deferred compensation plan effective December 1, 2008, which is administered by the Compensation Committee. Named executive officers who participate in the SERP do not receive contributions from the Company under the Deferred Compensation Plan.

 Nonqualified Deferred Compensation

Name	Executive Contributions in 2013	Company Contributions in 2013		Aggregate Earnings in 2013	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/13(3)
James D. Hoffman	$0	$200,000	(1)	$74,923	$—	$976,754
Stephen P. Koch	182,940	100,000	(2)	39,536	—	494,872

(1)
In 2013, $200,000 was reported as Other Compensation to James D. Hoffman in the Summary Compensation Table and will vest in 2019.
(2)
In 2013, $100,000 was reported as Other Compensation to Stephen P. Koch in the Summary Compensation Table and will vest in 2023.
(3)
Of the amounts in this column, the following amounts were included in the Summary Compensation Table for previous years: Mr. Hoffman: $335,000; Mr. Koch: $150,000.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2013 regarding shares outstanding and available for issuance under our Stock Plan, our Amended and Restated Director Stock Option Plan and our Directors Equity Plan:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	1,937,241	$49.35	2,894,863
Equity compensation plans not approved by shareholders	—	—	—

Total	1,937,241	49.35	2,894,863

DIRECTOR COMPENSATION

        We pay each non-management director an annual retainer and pay additional amounts to chairs of the standing committees of the Board and to the Lead Director, as well as provide for grants of restricted stock, rather than stock options. For 2013, each non-management director was paid an annual retainer of $120,000, paid in quarterly installments of $30,000 each, with no additional fees payable for attendance at Board and committee meetings or any meeting of the non-management directors. In addition, the Company pays the Audit Committee Chair an annual retainer of $20,000, the Compensation Committee Chair an annual retainer of $15,000 (increased from $10,000 effective February 2013), the Nominating and Governance Committee Chair an annual retainer of $10,000, and a $20,000 annual retainer (increased from $15,000 effective February 2013) to the Lead Director who chairs the non-management Board meetings, all of which fees are paid in quarterly installments. Mr. Hannah, our Chairman, does not receive an annual retainer or other fees for his service as Chairman and neither he nor Mr. Mollins receive any fees for their service as directors. All directors are reimbursed for expenses incurred in connection with Board or Committee meetings.

Director Summary Compensation Table

        The following table sets forth certain information regarding fees paid and expense for equity awards under the Directors Equity Plan during 2013:

Name	Fees Earned or Paid in Cash		Stock Awards(1)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John G. Figueroa	$120,000		$119,976	$—	$—	N/A	N/A	$239,976
Thomas W. Gimbel	120,000		119,976	—	—	N/A	N/A	239,976
Douglas M. Hayes	138,750		119,976	—	—	N/A	N/A	258,724
Mark V. Kaminski	133,750		119,976	—	—	N/A	N/A	253,726
Andrew G. Sharkey, III	130,000		119,976	—	—	N/A	N/A	249,976
Leslie A. Waite	120,000		119,976	—	—	N/A	N/A	239,976
Sarah J. Anderson	132,500	(2)	119,976	—	—	N/A	N/A	252,474

(1)
The amounts in this column reflect the grant date fair value of the shares of stock awarded in 2013. The values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and are based on the closing price of the Company's common stock on the date of the grant.

(2)
This amount reflects the portion of 2013 during which Ms. Anderson served as chair of the Audit Committee.

(3)
The table below shows the aggregate number of options outstanding (both exercisable and unexercisable) and their respective grant date fair values for each non-management director, as applicable, at December 31, 2013:

Director	Grant Date Per Share Fair Value	Number of Options Outstanding
Thomas W. Gimbel	$6.44	6,000
	15.79	6,000
	25.24	6,000
	25.54	6,000
	18.74	6,000
	22.09	6,000
Douglas M. Hayes	$6.44	6,000
	15.79	6,000
	25.24	6,000
	25.54	6,000
	18.74	6,000
	22.09	6,000
Mark V. Kaminski	$15.79	6,000
	25.24	6,000
	25.54	6,000
	18.74	6,000
	22.09	6,000
Andrew G. Sharkey, III	$25.54	6,000
	18.74	4,000
	22.09	6,000
Leslie A. Waite	$6.44	6,000
	15.79	6,000
	25.24	6,000
	25.54	6,000
	18.74	6,000
	22.09	6,000

 SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of March 28, 2014, with respect to the beneficial ownership of our common stock by (i) each person known to Reliance who owns beneficially or of record more than five percent (5%) of the common stock of Reliance, (ii) each director and each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Outstanding Shares Owned
BlackRock, Inc.	5,419,984	(3)	6.98%
40 East 52nd Street
New York, NY 10022
Royce & Associates, LLC	5,341,972	(4)	6.88%
745 Fifth Avenue
New York, NY 10151
The Vanguard Group	3,928,425	(5)	5.06%
100 Vanguard Blvd.
Malvern, PA 19355
Sarah J. Anderson	1,774		*
John G. Figueroa	6,477		*
Thomas W. Gimbel	1,788,113	(6)	2.30%
David H. Hannah	455,000	(7)	*
Douglas M. Hayes	59,172	(8)	*
Mark V. Kaminski	56,477	(9)	*
350 Technology Drive
Watsonville, CA 95076
Gregg J. Mollins	182,327	(10)	*
Andrew G. Sharkey, III	29,045	(11)	*
Leslie A. Waite	147,039	(12)	*
Karla R. Lewis	168,985	(13)	*
James D. Hoffman	45,675	(14)	*
Stephen P. Koch	18,500	(15)	*
William K. Sales, Jr.	145,609	(16)	*
All directors and executive officers as a group (13 persons)	3,104,193	(17)	3.97%

*
Less than 1%.

(1)
Unless otherwise indicated, the address of each beneficial owner is 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071.

(2)
Reliance has been advised that the named shareholders have the sole power to vote and to dispose of the shares set forth after their names, except as noted.

(3)
BlackRock, Inc. filed an amended Schedule 13-G on January 30, 2014 in which it identifies itself as a parent holding company, with sole voting power over 4,970,294 shares and sole dispositive power over 5,419,984 shares.

(4)
Royce & Associates LLC filed an amended Schedule 13-G on January 12, 2014 in which it identifies itself as an investment adviser, with sole voting and dispositive power over the reported shares.

(5)
The Vanguard Group filed a Schedule 13-G on February 6, 2014 in which it identifies itself as an investment advisor having sole voting power over 48,747 shares, shared dispositive power over 43,147 shares, and sole dispositive power over 3,885,278 shares.

(6)
Of the 1,752,113 shares reported based on the most recent Form 4 filed by Mr. Gimbel, (a) 1,730,913 shares are owned by Thomas W. Gimbel, and (b) 21,200 shares are held by Thomas W. Gimbel as Trustee of trusts for the benefit of Mr. Gimbel's minor children. Mr. Gimbel disclaims beneficial ownership of the 21,200 shares held as Trustee of trusts for the benefit of Mr. Gimbel's minor children. Includes 36,000 shares issuable upon the exercise of options held by Mr. Gimbel with exercise prices of $18.31 to $66.28 per share. Mr. Gimbel has pledged 400,000 shares as security for a line of credit account on which there is no amount currently outstanding.

(7)
Includes 275,000 shares issuable upon the exercise of options held by Mr. Hannah, with exercise prices of $42.81 to $56.80 per share. All of the shares are owned jointly by Mr. Hannah and his wife as co-trustees of the Hannah Family Trust. Excludes 27,723 shares with respect to which Mr. Hannah has a vested right and shared voting power pursuant to our Employee Stock Ownership Plan ("ESOP"). Excludes 172,000 unvested restricted stock award and restricted stock units.

(8)
Includes 36,000 shares issuable upon the exercise of options held by Mr. Hayes, with exercise prices of $18.31 to $66.28 per share. Of the 23,172 shares reported based on the most recent Form 4 filed by Mr. Hayes, (a) 21,398 are held by Douglas M. Hayes as Trustee of the Douglas and Connie Hayes Living Trust and (b) 1,774 shares are owned by Mr. Hayes.

(9)
Includes 30,000 shares issuable upon the exercise of options held by Mr. Kaminski, with exercise prices of $38.00 to $66.28 per share.

(10)
Includes 25,000 shares issuable upon the exercise of options held by Mr. Mollins, with exercise prices of $42.81 to $55.73 per share. All of the shares are owned jointly by Mr. Mollins and his wife as co-trustees of the Mollins Family Trust. Excludes 12,352 shares with respect to which Mr. Mollins has a vested right and shared voting power pursuant to our ESOP. Excludes 73,000 unvested restricted stock award and restricted stock units.

(11)
Includes 16,000 shares issuable upon the exercise of options held by Mr. Sharkey, with an exercise price of $38.00 to $66.28 per share. Of the 13,045 additional shares reported, (a) 11,271 shares are held by Andrew G. Sharkey, III as Trustee of the Sharkey Family Trust, and (b) 1,774 shares are owned by Andrew G. Sharkey, III.

(12)
Includes 36,000 shares issuable upon the exercise of options held by Mr. Waite, with exercise prices of $18.31 to $66.28 per share.

(13)
Includes 130,000 shares issuable upon the exercise of options held by Mrs. Lewis, with exercise prices of $33.70 to $56.80 per share. Excludes 5,459 shares and 173 shares with respect to which Mrs. Lewis has a vested right and shared voting power pursuant to our ESOP and 401(k) Plan, respectively. Excludes 55,500 unvested restricted stock award and restricted stock units.

(14)
Includes 37,500 shares issuable upon the exercise of options held by Mr. Hoffman, with exercise prices of $33.70 to $55.73 per share. Excludes 397 shares and 3,097 shares with respect to which Mr. Hoffman has a vested right and shared voting power pursuant to our ESOP and 401(k) Plan. Excludes 35,000 unvested restricted stock award and restricted stock units.

(15)
Includes 12,500 shares issuable upon the exercise of options held by Mr. Koch, with exercise prices of $42.81 to $55.73 per share. Excludes 1,196 shares with respect to which Mr. Koch has a vested right and shared voting power pursuant to our 401(k) Plan. Excludes 35,000 unvested restricted stock award and restricted stock units.

(16)
Includes 93,750 shares issuable upon the exercise of options held by Mr. Sales, with exercise prices of $33.70 to $56.80 per share. Excludes 2,437 shares with respect to which Mr. Sales has a vested right and shared voting power pursuant to our ESOP. Excludes 35,000 unvested restricted stock award and restricted stock units.

(17)
See notes 6 through 16, plus 54,209 shares held by other executive officers which include 46,250 shares issuable upon the exercise of options, with exercise prices of $33.70 to $55.73 per share.

Board of Directors and Corporate Governance

  Principles of Corporate Governance

        The Board of Directors has adopted Principles of Corporate Governance ("Principles") outlining the responsibilities of the Board. These Principles are posted on the Company's website at www.rsac.com or are available in print to any shareholder who requests a copy from our Corporate Secretary at the address shown on the first page above. Information on our website is not part of this proxy statement. The Board's primary role is to represent the interests of the Company's shareholders in strategic and material decisions of the Company. Among the most important responsibilities are the determination of corporate policies, the identification and nomination of qualified independent directors, the selection and evaluation of the Chief Executive Officer, the ongoing review of the senior management team, planning for management succession and the determination of executive compensation. The Board also provides advice and guidance to management on a broad range of strategic decisions, including the review and approval of each acquisition and the annual capital expenditure budget, and annually reviews and approves management's succession plan. In addition, the Board reviews management's safety program and record.

  Size and Composition of Board

        The Board of Directors presently consists of nine directors, seven of whom are independent. All directors are elected to serve a one-year term. The Board has determined that directors should retire at the age of 75.

  Attendance at Meetings

        Board members are expected to attend each Board meeting and each meeting of any committee on which such Board member serves and are encouraged to attend the Company's Annual Meeting of Shareholders. In addition, the Board annually will tour one or more of the Company's facilities and meet with local management of those facilities, as well as holding a strategic planning session. During 2013, the Board of Directors met eight times, including meetings held by conference telephone call. All directors attended more than 90% of the aggregate of the total number of Board meetings and the total number of committee meetings held by the committees on which each of them served during the period for which each has served as a director. All of the directors attended the Annual Shareholders Meeting held in May 2013 except for one who did not attend due to a family emergency.

  Communicating with the Board

        Shareholders or other interested parties may communicate with members of the Board of Directors individually or with the Board of Directors as a whole by sending a letter to the appropriate director or the Board in care of the Corporate Secretary of Reliance at the Company's corporate headquarters address shown above. All mail, other than trivial, obscene, unduly hostile, threatening, illegal or similarly unsuitable items will be forwarded. Trivial items will be delivered to the Directors at the next scheduled Board meeting. Mail addressed to a particular Director will be forwarded or delivered to that Director. Mail addressed to "Outside Directors" or "Non-Employee Directors" will be forwarded or delivered to the Lead Director. Mail addressed to the "Board of Directors" will be forwarded or delivered to the Chairman of the Board.

  Code of Conduct

        Reliance has adopted a Code of Conduct, which includes a code of ethics, that applies to all executive officers and senior management, including the Chairman and Chief Executive Officer and the Executive Vice President and Chief Financial Officer. Reliance has also adopted a Director Code of Conduct that applies to all directors, whether management or non-management, independent or not. These Codes of Conduct are posted on our website at www.rsac.com or a copy will be provided to you at no charge if you request one in writing to the attention of the Corporate Secretary of the Company at the address shown on the first page of this proxy statement. We have also established a confidential hotline and website to allow persons to report, without fear of retaliation, any inappropriate acts or omissions relating to our financial statements and accounting policies and practices. In the event Reliance amends or waives any of the provisions of the Code of Conduct applicable to our principal executive officer, principal financial officer or controller that relates to any element of the definition of "code of ethics" enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended, Reliance intends to disclose these actions on its website.

  Committees

        The Board of Directors has authorized three standing committees:

  •
  the Audit Committee,

  •
  the Compensation Committee, and

  •
  the Nominating and Governance Committee.

The charters for each of these committees, as well as our Principles of Corporate Governance are available on our website at www.rsac.com, or are available in print to any shareholder who requests a copy from our Corporate Secretary at the address shown above. Each of these committees is composed of only independent directors and regularly reports to the Board as a whole.

        Audit Committee.    The Audit Committee assists the Board in fulfilling the Board's oversight responsibilities over Reliance's financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance's independent registered public accounting firm and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors and financial management. The Audit Committee confers formally with our independent registered public accounting firm, as well as with members of our management, our internal auditors and those employees performing internal accounting functions, to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. The Audit Committee annually reviews its Charter.

        The members of the Audit Committee are independent directors as defined in the listing standards for the New York Stock Exchange and as defined in the standards established by the Securities and Exchange Commission. The Board of Directors has determined that Ms. Anderson, the Chair of the Audit Committee, is an Audit Committee financial expert. Each of the other members of the Audit Committee, Messrs. Hayes, Kaminski, Sharkey and Waite, is financially literate. The Audit Committee regularly reports to the Board of Directors. The Audit Committee engages our independent registered public accounting firm and the Board of Directors as a whole ratifies such action. The Audit Committee reviews and approves the scope of the audit conducted by the independent registered public accounting firm of Reliance and pre-approves all fees for audit and non-audit services provided by the independent registered public accounting firm, reviews the accounting principles being applied by Reliance in financial reporting and the adequacy of internal controls and financial accounting procedures. The Audit Committee oversees the Company's internal audit function and approves the compensation of the Vice President of Internal Audit and makes a recommendation to the Compensation Committee and the Board that they ratify such compensation. In 2013, the Audit Committee met seven times, and conferred by phone and email as needed.

        Compensation Committee.    The Compensation Committee assists the Board in determining the compensation of the Company's corporate officers, including the named executive officers, recommends to the Board annual and long-term compensation for the Company's corporate officers, including the named executive officers, and prepares an annual report on its activities and determinations for inclusion in the Company's proxy statement in accordance with applicable rules and regulations. See "How We Make Decisions Regarding Executive Compensation" on page 24.

        In addition to its role in determining the compensation of corporate officers of Reliance, the Compensation Committee administers our long-term incentive plans, the Reliance Supplemental Executive Retirement Plan and the Reliance Deferred Compensation Plan. The Compensation Committee has the authority to designate officers, directors or key employees eligible to participate in the plans, to prescribe the terms of any equity award, to interpret the plans, to propose changes in the compensation policy and to make all other determinations for administering the plans and policies; provided that such determinations relating to corporate officers are subject to the approval of the independent, non-management directors of the Board. The Compensation Committee annually reviews its Charter.

        The members of the Compensation Committee are independent directors as defined in the listing standards for the New York Stock Exchange. Mr. Kaminski has been the Chair of the Compensation Committee since January 2011. In 2013, the Compensation Committee met four times, and conferred by phone and email as needed.

        Nominating and Governance Committee.    The primary role of the Nominating and Governance Committee is to represent the interests of our shareholders with respect to the evaluation and composition of our Board of Directors and each of its standing committees. The Nominating and Governance Committee develops and implements policies and processes regarding Board and corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates to the Board, administers the evaluation of Board and Committee performance, encourages director training and makes any recommendations to the full Board as needed to carry out its purpose. The Nominating and Governance Committee annually reviews the Company's Principles of Corporate Governance and its Charter. The Nominating and Governance Committee also regularly considers issues relating to the retirement, succession and compensation of directors.

        The members of the Nominating and Governance Committee are independent directors as defined in the listing standards for the New York Stock Exchange. Mr. Sharkey has been the Chair of the Committee since January 2011. The Nominating and Governance Committee recommended, and the Board adopted, those Principles of Corporate Governance posted on our website. In 2013, the Nominating and Governance Committee met two times, and conferred by phone and email as needed.

  Nomination of Directors

        Nominations for the Board of Directors are made by the Nominating and Governance Committee and considered by the Board of Directors acting as a whole. The Nominating and Governance Committee has not adopted a specific policy regarding the consideration of director candidates recommended by shareholders, but seeks candidates by any method the Committee determines to be appropriate, including consideration of director candidates proposed by shareholders. Any candidates for consideration should share the Company's core values and have the highest ethical standards and be well-respected, with experience, knowledge and expertise to complement the other directors on the Board. The Nominating and Governance Committee considers management experience, general business knowledge, and specific skills or expertise, such as finance, value-added wholesaling, technology, business law and marketing and succession planning to fill a need for a particular skill set. The Board encourages the Nominating and Governance Committee to seek diverse experiences and backgrounds when considering candidates. The priorities and emphasis on particular experience, knowledge or expertise may change from time to time depending on the Nominating and Governance Committee's assessment of the needs of the Board and the Company. From time to time, the Nominating and Governance Committee has engaged a search firm to assist with the identification of potential candidates. The committee members review and discuss resumes and other information regarding proposed candidates and interview selected candidates before any proposed nominee is presented to the Board for consideration. The Nominating and Governance Committee has determined that candidates should hold no more than two board seats with public companies in addition to serving as a director of Reliance and non-management candidates must qualify as an independent director as defined in the listing standards for the New York Stock Exchange.

  The Role of the Board of Directors in Risk Assessment

        The Board of Directors as a whole has the responsibility to oversee risk assessment and regularly receives reports from members of senior management and Chairs of the Committees as to any material risk to the Company, including operational, financial, legal, or regulatory risks, succession issues or risks that could adversely impact the Company's reputation. The Audit Committee has taken the lead role in connection with the oversight of risks associated with or disclosable in the Company's financial statements and certain regulatory risks. The Audit Committee meets with the Company's independent registered public accounting firm in executive session (i.e., without management) on a quarterly basis and receives quarterly updates directly from the Company's Vice President, Internal Audit and also has a quarterly executive session with the Vice President, Internal Audit. The Audit Committee also conducts an annual discussion regarding potential risks to the Company from a financial reporting and regulatory standpoint, with input from the Company's financial management, Vice President, Internal Audit, in-house counsel and the independent registered public accounting firm.

        To the extent that a risk arises within the purview of our Nominating and Governance Committee or the Compensation Committee, management reports to the applicable Committee. The Chair of the appropriate Committee then reports to the Board as a whole as to any material risks and the evaluation or mitigation of those risks after any appropriate investigation and discussions with management and any outside counsel or consultant who may be invited to discuss the issue .

        In the Board's non-management sessions, the Lead Director regularly holds a general discussion of potential and actual risks. The Lead Director organizes strategy sessions in which the Directors and senior management and, in some cases, certain other Company or subsidiary officers, review the Company's strategic plan and outlook. The Board expects to continue to hold regular strategy sessions going forward. The Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and General Counsel all regularly attend the meetings of the Board of Directors and are available to discuss any material risk with the Board or any Committee. In addition, these officers regularly report to the Board of Directors on any risks of which they become aware. In the event that any material risk affecting the Company arises between meetings, the Board of Directors is informed promptly by email or conference telephone call. To the extent that the Board desires it or the risk warrants it, other Company personnel may be asked to prepare and present a report to the Board and outside counsel or an appropriate consultant may be invited to discuss the issue at a Board meeting. The Company believes that these procedures enable the Board to promptly and adequately assess risks that may have a material impact on the Company and to oversee any mitigation to the extent the Board deems it to be appropriate.

  Risks Related to Compensation Plans

        Our Compensation Committee has concluded that the Company's various compensation plans do not encourage excessive or inappropriate risk taking or create any risk that is reasonably likely to have a material adverse effect on the Company. Each year our Compensation Committee reviews the Company's existing compensation plans and policies for the NEOs and corporate officers to ensure that they continue to support the Company's objectives and enhance shareholder value, including to the extent there have been any changes to the Company's risk profile.

        Throughout our Company, compensation of our management and key employees is structured with the same elements as for our named executive officers:

  •
  base salary,

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  performance-based cash incentive awards,

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  equity compensation, and

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  a retirement benefit.

Sales personnel generally are also paid commissions on the gross profit from sales. Our cash incentive plans provide variable compensation and are performance based programs triggered by various financial and operational measures, including most commonly pretax income return on manageable assets, gross profit, inventory turn, credit performance, safety metrics and other similar performance standards tailored to the job responsibilities of the individual employee and the results of the business unit or subsidiary for which the individual works. These plans generally place a maximum or cap on the amounts payable under the plans, which we believe mitigates excessive risk taking. From time to time discretionary bonuses may be awarded to individual employees based upon that individual's performance and contribution to the results of the Company as a whole. Any discretionary bonus or commission awarded in connection with a particular transaction would be based principally on the profitability of the transaction and payable on completion. Our senior management reviews compensation paid to division managers, subsidiary officers and key employees and our Compensation Committee and the Board of Directors approves all grants of stock options or restricted stock.

        The named executive officers are entitled to performance-based incentive cash awards only if the return on beginning shareholders equity equals or exceeds 6%, but if the return on beginning shareholders equity equals or exceeds 25%, they would be entitled to receive 300% of their base salaries. Restricted stock units granted in February 2013 and March 2014 to named executive officers and other key employees are subject to forfeiture if the performance criteria are not met by December 31, 2015 and December 31, 2016, respectively. The performance criteria require (i) a minimum return on assets of 8%, but the named executive officer will not be vested in 100% of the restricted stock units subject to this performance goal unless the return on assets equals or exceeds 13%, and (ii) an operating income CAGR of at least 3%, but the named executive officer will not be vested in 100% of the restricted stock units subject to this performance goal unless the operating income CAGR equals or exceeds 10%. The Compensation Committee believes that having multiple performance metrics will reduce the likelihood of excessive risk taking. Moreover, the Compensation Committee, to further reduce the possibility of excessive risk taking, adopted a clawback policy that requires all or a portion of the incentive cash award or restricted stock to be returned to the Company if the financial statements are restated or there is a material adverse change in the factors underlying the performance criteria. To ensure retention of key employees a portion of restricted stock units (other than those awarded to the CEO) will vest if the individual continues to be employed by the Company or an affiliate until the end of the performance period.

        The nature of our business limits potential risk of the actions of individual employees and individual transactions. Our primary business is to serve customers by providing quick delivery, metals processing and inventory management services, principally for small orders. In 2013, we handled approximately 5,538,000 transactions in total or an average of 22,530 transactions per business day, with an average price of approximately $1,660 per transaction. We believe that our focus on small orders with quick turnaround differentiates us from many of the other large metals service center companies and allows us to provide better service to our customers, and that it also mitigates excessive risk taking. It is uncommon for our operating units to enter into a material contract or agreement, and, on those occasions when a material contract is being considered, senior management is always involved. Further, given the internal processes and controls that we have in place, it would be very difficult for any individual or group of individuals to manipulate the results of their operating unit in a manner that would have a material effect on the Company's consolidated results.

        By focusing on profitability as one of our principal performance measures, we believe that our key employees are encouraged to reduce risk and to focus on long term objectives. Consequently, we believe that our division and subsidiary management take a more balanced, realistic approach in evaluating any opportunity that arises and avoid excessive risk taking.

  Executive Session and Lead Director

        Non-management directors meet regularly in executive sessions without management. "Non-management" directors are all those who are not Company officers or employees and include directors, if any, who are not "independent" by virtue of the existence of a material relationship with the Company, former status or family relationship or for any other reason. Executive sessions are led by the "Lead Director." An executive session is held immediately prior to each regularly scheduled quarterly Board meeting and other sessions may be called by the Lead Director in his own discretion or at the request of the Board. Mr. Hayes has been elected by the independent directors to act as the Lead Director. Since the Board has determined that all of the non-management directors are independent, these executive sessions are also meetings of the independent directors.

  Chairman and CEO

        The Board has carefully considered whether to separate the roles of chairman and chief executive officer, and the Board has concluded that splitting the roles is not beneficial in all companies and is not appropriate for Reliance. The Board believes, as some studies have shown, that the costs of separation are greater than the benefits. Having a strong independent Lead Director as we do balances the Chairman and Chief Executive Officer and eliminates risks often associated with combining the roles. In July 2012 the Board strengthened the Lead Director's responsibilities so that his responsibilities include those duties identified as best practices when the roles of Chairman and Chief Executive Officer are held by the same person. The Chairman and the Lead Director share the responsibilities of chair of the Board of Directors and work together to resolve any issues that arise and to develop a consensus among the directors. The Board has determined that Mr. Hannah is the best qualified person to serve as both Chief Executive Officer and Chairman at the present time and desires to retain the flexibility to make decisions in the future based on who, at that time, is best qualified to serve the needs of the Company. Having the Chief Executive Officer serve as Chairman strengthens his authority to speak for the Company and provides greater efficiencies in preparing agendas, reports and documents for the directors and increasing the flow of information between management and the Board. The independent directors provide necessary oversight of and guidance to the Chief Executive Officer and make all determinations regarding his evaluation and compensation. The Company has consistently outperformed its peers with a cooperative and collegial attitude among management and the directors, and the Board desires to maintain that atmosphere so that we can all focus on enhancing shareholder value and growing the Reliance Family of Companies.

  Director Independence

        Other than Messrs. Hannah and Mollins, who are officers and employees of the Company, the Board has determined that no director has any material relationship with the Company nor is any such director affiliated with any entity or person who has a material relationship with the Company. Ms. Anderson is a former partner of Ernst & Young LLP, the Company's auditor prior to 2007 and a continuing provider of tax and advisory services to the Company. The Board has determined that, since Ms. Anderson is retired from Ernst & Young LLP and did not provide services to the Company during her tenure at the firm, her prior relationship is not material to the determination of independence. Accordingly, the Board has determined that all of the directors other than Messrs. Hannah and Mollins qualify as independent directors under New York Stock Exchange Rule 303A. In making this determination, the Board reviewed and considered information provided by the directors and the Company with regard to each director's business and personal activities as they may relate to the Company and to the Company's management.

  Director Qualifications

        The Nominating and Governance Committee is responsible for assessing membership needs for the Board of Directors, identifying individuals qualified to become Board members, making recommendations regarding potential director candidates to the Board of Directors and administering the evaluation of the Board and Committee performance, among other things. The Nominating and Governance Committee regularly reviews the composition of the Board and of each of the Board's Committees. The Nominating and Governance Committee strives to maintain an independent, balanced and diversified Board with directors who have appropriate skills and characteristics to complement one another. The Committee reviews management experience, general business knowledge, and specific skills or expertise, such as finance, value-added wholesaling, technology, business law, and marketing. The Committee encourages all directors to take director training courses in order to keep current on issues facing boards of directors. Certain characteristics or attributes are sought in all Board members, including integrity, strong professional reputation, a record of achievement, constructive and collegial personal attributes, and the ability and willingness to devote sufficient time and energy to serve on our Board. The Nominating and Governance Committee and the Board of Directors believe that the current Board members meet these criteria and understand what factors result in the Company outperforming its peers. The Company desires to have directors who will commit a substantial amount of time to serving on the Board to ensure a greater understanding of the Company's business and culture and to provide continuity and stability to the Board.

  Director Stock Ownership Requirements

        Directors are required to own shares of the Company's common stock having a market value at least equal to $400,000; provided that directors shall have a period of five years to acquire and begin maintaining that amount of the Company's common stock. All of the directors either are in compliance with their stock ownership requirements or are on their way to becoming compliant within five years of the date of appointment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee for 2013 were John G. Figueroa, Douglas M. Hayes, Mark V. Kaminski, who served as Chair, Andrew G. Sharkey, III, and Leslie A. Waite. No member of the Compensation Committee who served during 2013 was an officer or employee of Reliance, was formerly an officer of Reliance or had any other relationship requiring disclosure.

AUDIT COMMITTEE REPORT

        The Audit Committee assists the Board of Directors in fulfilling the Board's oversight responsibilities over our financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal auditors, and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors, and financial management and has taken a leading role in risk assessment on behalf of the Board of Directors. During 2013, the Audit Committee, which is composed entirely of independent, non-employee directors, met eight times. In 2013, the Audit Committee reviewed its Charter as last revised in 2010.

        In fulfilling its responsibilities under the Charter, the Audit Committee reviewed and discussed our audited financial statements for 2013 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee also annually receives the written disclosures from the independent registered public accounting firm required by professional standards, and discusses with the independent registered public accounting firm its independence from management and Reliance. The Audit Committee has also considered the compatibility of non-audit services rendered by our independent registered public accounting firm with its independence. The Audit Committee approved all fees paid to the independent registered public accounting firm for audit and non-audit services.

        In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Reliance Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and selected KPMG LLP as the Reliance independent registered public accounting firm for 2014. This selection was ratified by the Board of Directors.

April 11, 2014

Sarah J. Anderson, Chair		Douglas M. Hayes		Mark V. Kaminski
	Andrew G. Sharkey, III		Leslie A. Waite

 RELATED PARTY TRANSACTIONS

        Since January 1, 2013, there have been no related party transactions with any director or executive officer of the Company or any other related person, as defined in Rule 404 under Regulation S-K promulgated under the Securities Act of 1933, as amended, and none is proposed. Our policies and procedures with respect to the review of any proposed transactions are evidenced in the Company's Code of Conduct and the Director Code of Conduct, which require that all material facts be disclosed to the full Board of Directors (or in the case of non-director employees, to corporate officers) and then all disinterested persons will review and consider what, if any, actions need to be taken. The Company's Principles of Corporate Governance require directors to report any matter that conflicts with the interests of the Company or gives the appearance of a conflict immediately to the Chairman of the Board and the Chair of the Nominating and Governance Committee for the matter to be evaluated with respect to the continued appropriateness of such director's Board membership, and any personal interest a director has in a matter before the Board must be disclosed to the Board and such director must excuse himself or herself from participation in the discussion and shall not vote on the matter. Furthermore, pursuant to its Charter, the Audit Committee conducts an annual review of any related party transactions for potential conflicts of interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors and any person who directly or indirectly is the beneficial owner of more than 10% of our common stock must file reports of beneficial ownership and any changes in such ownership. The three forms used for reports are: the Form 3, which is an initial statement of beneficial ownership of such securities; the Form 4, which reports changes in beneficial ownership, and the Form 5, which is an annual statement to report changes that have not previously been reported. Each of these forms must be filed at specified times.

        Based solely on our review of such forms and written representations made by certain of such reporting persons, Reliance believes that during the year ended December 31, 2013, all persons have complied with the requirements of Section 16(a).

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

        We must receive any shareholder proposals intended to be presented at the 2015 Annual Meeting and included in our proxy materials relating to such meeting no later than December 12, 2014. If a shareholder proposal intended to be presented at the 2015 Annual Meeting and included in our proxy materials is not received by the Company on or before December 12, 2014, it will be deemed to be untimely.

        Any shareholder proposals intended to be presented at the 2015 Annual Meeting but not submitted for inclusion in our proxy materials relating to such meeting must be received no earlier than January 21, 2015 and no later than February 20, 2015. Any such shareholder proposals without the required notice will be deemed untimely and not properly submitted under the Company's Bylaws.

        Shareholder proposals must be addressed to the Corporate Secretary of Reliance at the Company's corporate headquarters address appearing at the top of the first page of this Proxy Statement.

SHAREHOLDERS SHARING THE SAME ADDRESS

        In accordance with notices that we sent to certain shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and printing and postage costs. However, if any shareholder residing at such address wishes to receive a separate annual report or proxy statement in the future, he or she may so notify the Company's Corporate Secretary at the Company's corporate headquarters address or phone number appearing at the top of the first page of this Proxy Statement. If you are receiving multiple copies of the annual report and proxy statement, you can request householding by contacting the Corporate Secretary of Reliance at the Company's corporate headquarters address appearing at the top of the first page of this Proxy Statement.

ANNUAL REPORT

        Reliance will furnish without charge to any shareholder, upon written request directed to the Corporate Secretary of Reliance at its address appearing at the top of the first page of this Proxy Statement, a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

By Order of the Board of Directors,
William A. Smith II Corporate Secretary

Los Angeles, California
April 11, 2014

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. For All Except Withhold All For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors ! ! ! Nominees: 01) Sarah J. Anderson 02) John G. Figueroa 03) Thomas W. Gimbel 04) David H. Hannah 05) Douglas M. Hayes 06) Mark V. Kaminski 07) Gregg J. Mollins 08) Andrew G. Sharkey, III 09) Leslie A. Waite For Against Abstain For Against Abstain 2. To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers. 3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2014. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 20, 2014. RELIANCE STEEL & ALUMINUM CO. 350 SOUTH GRAND AVENUE 51ST FLOOR LOS ANGELES, CA 90071 M71873-P51157 RELIANCE STEEL & ALUMINUM CO. ! ! ! ! ! !

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M71874-P51157 RELIANCE STEEL & ALUMINUM CO. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders on May 21, 2014 The undersigned hereby constitutes and appoints Karla R. Lewis and William A. Smith II, and each of them, his true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 a.m., California time, Wednesday, May 21, 2014, at The L.A. Hotel Downtown, 333 S. Figueroa Street, Los Angeles, California 90071 and at any adjournments thereof, on all matters coming before said meeting. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends voting FOR all Nominees in Proposal 1 and FOR Proposals 2 and 3. The proxyholders cannot vote the shares unless you sign and return this card. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. For All Except Withhold All For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees: 01) Sarah J. Anderson 02) John G. Figueroa 03) Thomas W. Gimbel 04) David H. Hannah 05) Douglas M. Hayes 06) Mark V. Kaminski 07) Gregg J. Mollins 08) Andrew G. Sharkey, III 09) Leslie A. Waite 2. To approve, on a non-binding, advisory basis, the compensation of the Company's named executive officers. 3. To ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2014. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 20, 2014. RELIANCE STEEL & ALUMINUM CO. 350 SOUTH GRAND AVENUE 51ST FLOOR LOS ANGELES, CA 90071 M71875-P51157 RELIANCE STEEL & ALUMINUM CO. For Against Abstain For Against Abstain

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. M71876-P51157 RELIANCE STEEL & ALUMINUM CO. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders on May 21, 2014 The undersigned hereby (i) constitutes and appoints, and/or (ii) instructs U.S. Bank, N.A., as trustee of the Employee Stock Ownership Plan, to appoint, and/or (iii) instructs Fidelity Management Trust Company, as trustee of the Reliance Steel & Aluminum Co., Master 401(k) Plan and the Precision Strip Retirement and Savings Plan, to appoint, Karla R. Lewis and William A. Smith II, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 a.m., California time, on Wednesday, May 21, 2014, at The L.A. Hotel Downtown, 333 S. Figueroa Street, Los Angeles, California 90071 and at any adjournments thereof, on all matters coming before said meeting. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends voting FOR all Nominees in Proposal 1 and FOR Proposals 2 and 3. The proxyholders cannot vote the shares unless you sign and return this card. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)